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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Electric Power Company

(Name of Registrant As Specified In Charter)

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Last Update: 02/22/2000

[WE ENERGIES LETTERHEAD]

231 W Michigan Street Milwaukee, WI 53203 Richard A. Abdoo Chairman of the Board & Chief Executive Officer

March 12, 2003

Dear Stockholder:

Wisconsin Electric Power Company, which is now doing business as We Energies, will hold its annual meeting of stockholders at 9:00 a.m. on Friday, April 25, 2003, in Conference Room P140A at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin. We are not soliciting proxies for this meeting, as over 99% of the voting stock is owned, and will be voted, by Wisconsin Electric Power Company’s parent company, Wisconsin Energy Corporation. If you wish, you may attend the meeting and vote your shares of preferred stock; however, it will be a very short business meeting.

On behalf of the directors and officers of Wisconsin Energy Corporation, I invite you to attend Wisconsin Energy Corporation’s annual meeting to be held Wednesday, April 30, 2003, at 10:00 a.m. at the Holiday Inn Stevens Point, 1501 North Point Drive, Stevens Point, Wisconsin. By attending this meeting, you will have the opportunity to meet many of the Wisconsin Electric Power Company officers and directors. Although you cannot vote your shares of Wisconsin Electric Power Company preferred stock at the Wisconsin Energy Corporation meeting, you may find the activities to be worthwhile. You will be asked to register before entering the meeting.

The annual report to stockholders accompanies this information statement. If you have any questions about the material presented or would like a copy of the Wisconsin Energy Corporation summary annual report, please call our toll-free Stockholder Hotline at 1-800-558-9663.

Sincerely,

/S/    RICHARD A. ABDOO

NOTICE

OF

ANNUAL MEETING OF STOCKHOLDERS

March 12, 2003

To the Stockholders of Wisconsin Electric Power Company:

The 2003 Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held at 9:00 a.m. on Friday, April 25, 2003, in Conference Room P140A at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, for the following purposes:

1.	To elect a Board of Directors to hold office until the 2004 Annual Meeting of Stockholders; and

2.	To consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on February 21, 2003, are entitled to vote.

The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors

/S/    KRISTINE RAPPÉ

Kristine Rappé

Vice President and Corporate Secretary

[WE ENERGIES GRAPHIC]

231 West Michigan Street

Milwaukee, Wisconsin 53203

INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about March 12, 2003, in connection with the annual meeting of stockholders of Wisconsin Electric Power Company (“WE” or the “Company”) to be held at 9:00 a.m. on April 25, 2003, at WE’s Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, and all adjournments or postponements of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. The WE annual report to stockholders accompanies this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the meeting.

VOTING SECURITIES

As of February 21, 2003, WE had outstanding 44,498 shares of Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on February 21, 2003, will be entitled to vote at the meeting. A majority of the votes entitled to be cast by the shares entitled to vote represented at the meeting shall constitute a quorum.

All of WE’s outstanding common stock, representing over 99% of its voting securities, is owned by its parent company, Wisconsin Energy Corporation (“WEC”), whose principal business address is 231 West Michigan Street, Milwaukee, Wisconsin. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WE’s principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to and at the meeting.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors (the “Board”) is responsible for overseeing the performance of WE. In 2002, the Board held five meetings. Director attendance at Board and committee meetings was 100%.

WE has an Executive Committee, Audit and Oversight Committee, Compensation Committee and a Finance Committee; it does not have a corporate governance committee.

Members of the Executive Committee are Mr. Abdoo (chair), Mr. Bergstrom, Ms. Bowles, Mr. Cornog and Mr. Stratton. The Committee, which did not meet in 2002, may exercise all of the powers vested in the Board during periods between Board meetings except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors.

Members of the Audit and Oversight Committee are Ms. Bowles (chair), Mr. Bergstrom, Mr. Cornog and Mr. Stratton. Effective December 2002, a separate Wisconsin Electric Power Company Audit and Oversight Committee was established. Prior to that, the WEC Audit and Oversight Committee served as the audit committee for WEC and its subsidiaries, including WE. The WEC Audit and Oversight Committee held twelve meetings during 2002; the WE Audit and Oversight Committee first met in February 2003. The Committee operates under a charter which is attached as Appendix A to this information statement.

Members of the Compensation Committee are Mr. Bergstrom (chair), Dr. Ahearne and Mr. Davis. The Compensation Committee, which met four times in 2002, considers succession planning issues and provides a competitive, performance-based executive and director compensation program that enables WE to attract and retain key individuals and to motivate them to achieve WE’s short- and long-term goals. The Committee also produces an annual report on executive compensation for inclusion in the Company’s information statement in accordance with all applicable rules and regulations.

Members of the Finance Committee are Mr. Stratton (chair), Mr. Bergstrom, Ms. Bowles, Mr. Cornog and Mr. Payne. The Committee, which met six times in 2002, among other things, may take or authorize all necessary actions to effect financings, refinancings and refundings pursuant to financing plans approved by the Board of Directors, thus enhancing WE’s ability to act quickly with respect to certain financing matters when market conditions warrant.

ELECTION OF DIRECTORS

New Director Elected.    Pursuant to authority granted to the Board under the Bylaws, the Board of Directors increased the number of directors from nine to ten and elected Ulice Payne, Jr., President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Inc., as a director effective January 1, 2003. Mr. Payne was elected to serve as a director until the 2003 Annual Meeting of Stockholders and until he is reelected or his successor is duly elected and qualified.

Director Nominees.    At the 2003 annual meeting, there will be an election of ten directors. The individuals named below have been nominated by the Board to serve one-year terms and until they are reelected or until their respective successors are duly elected and qualified.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

The nominees named below have consented to being nominated and to serve if elected. The Board of Directors does not expect that any of the nominees will become unavailable for any reason. In the unlikely event that should occur before the meeting, another nominee or nominees may be selected by the WE Board of Directors.

Biographical information regarding each nominee is shown below. Ages are shown as of March 12, 2003. Wisconsin Electric Power Company and Wisconsin Gas Company are now doing business as We Energies and are subsidiaries of Wisconsin Energy Corporation.

Information Concerning Nominees For Terms Expiring in 2004

Richard A. Abdoo.    Age 59. Chairman of the Board, President and Chief Executive Officer of Wisconsin Energy Corporation since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric Power Company since 1990. Chairman of the Board and Director of Wisconsin Gas Company since April 2000. Director of Wisconsin Energy Corporation since 1988. Director of Wisconsin Electric Power Company since 1989. Director of AK Steel Holding Corporation, Cobalt Corporation, Marshall & Ilsley Corporation and Sensient Technologies, Inc.

John F. Ahearne.    Age 68. Director of the Ethics Program for the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues, since 1999. Executive Director of Sigma Xi from 1989 to 1997 and Director of Sigma Xi Center from 1997 to 1999. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1994. Director of Wisconsin Gas Company since April 2000.

John F. Bergstrom.    Age 56. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997, and President and Chief Executive Officer of Bergstrom Corporation from 1974 through 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of Wisconsin Energy Corporation since 1987. Director of Wisconsin Electric Power Company since 1985. Director of Wisconsin Gas Company since April 2000. Director of Bergstrom Corporation, Banta Corporation, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Sensient Technologies, Inc. and The Green Bay Packers.

Barbara L. Bowles.    Age 55. Chairman and Chief Executive Officer of The Kenwood Group, Inc. since July 2000, and President and Chief Executive Officer from 1989 to July 2000. The Kenwood Group is an investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998. Director of Wisconsin Gas Company since April 2000. Director of Black & Decker Corporation, Dollar General Corporation and Georgia-Pacific Corporation.

Robert A. Cornog.    Age 62. Retired Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated. Served as Chairman, President and Chief Executive Officer of Snap-on Incorporated from 1991 and retired as President and Chief Executive Officer in April 2001. Retired as Chairman in April 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of Wisconsin Energy Corporation since 1993. Director of Wisconsin Electric Power Company and Wisconsin Gas Company since 1994 and April 2000, respectively. Director of Johnson Controls, Inc.

Willie D. Davis.    Age 68. President and Chief Executive Officer of All Pro Broadcasting, Inc. since 1977. All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee. Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since April 2000. Director of Wisconsin Gas Company since 1990. Director of WICOR, Inc. from 1990 to April 2000. Director of Alliance Bank, Bassett Furniture Industries Inc., Checkers Drive-In Restaurants, Inc., Dow Chemical Co., Fidelity National Information Systems, Inc., Johnson Controls, Inc., Kmart Corp., MGM Grand, Inc., Manpower, Inc., Metro-Goldwyn-Mayer, Inc., Sara Lee Corporation and Strong Capital Management, Inc.

Richard R. Grigg.    Age 54. Executive Vice President of Wisconsin Energy Corporation since May 2002 and President and Chief Operating Officer of Wisconsin Electric Power Company since 1995 and of Wisconsin Gas Company since July 2001. Senior Vice President of Wisconsin Energy Corporation from July 2000 to May 2002. Vice President of Wisconsin Energy Corporation from 1995 to June 2000. Chief Nuclear Officer of Wisconsin Electric Power Company from December 1996 to March 1998. Director of Wisconsin Energy Corporation since 1995. Director of Wisconsin Electric Power Company since 1994 and Director of Wisconsin Gas Company since April 2000.

Ulice Payne, Jr.    Age 47. President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Inc. since September 2002. Served as Managing Partner of the Milwaukee office of the Foley & Lardner law firm from May 2002 to September 2002 and a Partner from 1998 to May 2002. Served as a Partner with the law firm of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. from 1990 to 1998. Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas Company since January 2003. Director of Badger Meter, Inc., Midwest Express Holdings, Inc. and State Financial Services Corporation.

Frederick P. Stratton, Jr.    Age 63. Chairman Emeritus of Briggs & Stratton Corporation since January 2003. Chairman of the Board of Briggs & Stratton Corporation from July 2001 to January 2003. Served as Chairman and Chief Executive Officer of Briggs & Stratton Corporation until June 2001. Briggs & Stratton Corporation is a manufacturer of small gasoline engines. Director of Wisconsin Energy Corporation since 1987. Director of Wisconsin Electric Power Company since 1986 and Director of Wisconsin Gas Company since April 2000. Director of Briggs & Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

George E. Wardeberg.    Age 67. Retired Vice Chairman of the Board of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas Company. Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since April 2000 and Wisconsin Gas Company since 1992. Mr. Wardeberg has also held numerous positions with WICOR, Inc. and its subsidiaries, including being the CEO of WICOR, Inc. from 1994 to April 2000 and Director from 1992 to April 2002. Mr. Wardeberg served as President of WICOR, Inc. from 1994 to 1997 and Chairman of the Board from 1997 to April 2000. Director of Marshall & Ilsley Corporation and Twin Disc, Inc.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may properly come before the meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP served as independent auditors for the Company for the fiscal year ended December 31, 2002. The WEC Audit and Oversight Committee selected the firm of Deloitte & Touche LLP as the independent auditors for Wisconsin Electric Power Company for the fiscal year ending December 31, 2003.

Representatives of the firm will not attend the annual meeting, but will be present at Wisconsin Energy Corporation’s annual meeting on April 30, 2003, and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be directed to them.

The Company engaged Deloitte & Touche LLP as independent auditors for the fiscal year ended December 31, 2002 on July 3, 2002 following the dismissal of Arthur Andersen LLP as independent public accountant for the Company on July 3, 2002. Both the dismissal of Arthur Andersen LLP and the engagement of Deloitte & Touche LLP were based on the recommendation of WEC’s Audit and Oversight Committee. Arthur Andersen LLP was engaged by the Company, based on the recommendation of the WEC Audit and Oversight Committee, on March 8, 2001 as independent public accountant for the Company for the fiscal year ended December 31, 2001.

The report of Arthur Andersen LLP on the financial statements for the fiscal year ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Between March 8, 2001 and the termination of Arthur Andersen LLP’s appointment, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements, and there were no “reportable events” (as defined in SEC Regulation S-K Item 304(a)(1)(v)). Between January 1, 2000 and the engagement of Deloitte & Touche LLP on July 3, 2002, neither the Company nor anyone acting on behalf of the Company consulted with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement with Arthur Andersen LLP or a “reportable event” (as defined in SEC Regulation S-K Item 304(a)(1)(v)).

Prior to March 8, 2001, PricewaterhouseCoopers LLP served as the Company’s independent public accountant. On March 8, 2001, based on the recommendation of WEC’s Audit and Oversight Committee, the Company notified PricewaterhouseCoopers LLP that its appointment would be terminated effective upon completion of the audit of the Company’s results for the fiscal year ended December 31, 2000.

The report of PricewaterhouseCoopers LLP on the financial statements for the fiscal year ended December 31, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Between January 1, 1999, and the termination of PricewaterhouseCoopers LLP’s appointment as independent public accountant, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements, and there were no “reportable events” (as defined in SEC Regulation S-K Item 304(a)(1)(v)). Between January 1, 1999 and the engagement of Arthur Andersen LLP on March 8, 2001, neither the Company nor anyone acting on behalf of the Company consulted with Arthur Andersen LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement with PricewaterhouseCoopers LLP or a “reportable event” (as defined in SEC Regulation S-K Item 304(a)(1)(v)).

The Company’s Audit and Oversight Committee reviewed with Deloitte & Touche LLP a list of non-audit services billed during fiscal year 2002 and concluded that the performance of such non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

The following table shows the fees billed or expected to be billed for audit and other services provided by Deloitte & Touche LLP for fiscal year 2002.

Audit Fees		$215,000
Financial Information Systems Design and Implementation Fees		$0
All Other Fees:
Audit Related (1)	$32,075
Other (2)	21,350

Total All Other Fees		$53,425

(1)	Audit-related fees consist primarily of benefit plan audits.
(2)	All other fees consist primarily of tax-related matters.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Wisconsin Electric Power Company Audit and Oversight Committee is comprised of four directors who are not officers of the Company. The Board of Directors has determined that all members of the Audit and Oversight Committee meet the independence standards of the New York Stock Exchange and the proposed standards of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. In accordance with its written charter, which was approved by the Board of Directors in February 2003, the Audit and Oversight Committee assists the Board of Directors in fulfilling its oversight responsibility regarding (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. WE’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

Meetings of the Committee are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditor. The Committee reviewed and discussed, among other items, the Company’s audited financial statements for the fiscal year ended December 31, 2002 with management and the independent auditor. The Audit and Oversight Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. The Committee discussed with Deloitte & Touche LLP, the Company’s independent auditor, matters relating to communications with audit committees as required by Statement on Auditing Standards No. 61, as amended. Deloitte & Touche LLP also provided to the Committee the written disclosures and the letter relative to auditor independence as required by Independence Standards Board Standard No. 1, and the Committee discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Respectfully submitted to Wisconsin Electric Power Company stockholders by the Audit and Oversight Committee of the Board of Directors.

Barbara L. Bowles, Committee Chair

John F. Bergstrom

Robert A. Cornog

Frederick P. Stratton, Jr.

COMPENSATION OF THE BOARD OF DIRECTORS

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a portion of directors’ fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the WEC Directors’ Deferred Compensation Plan.

During 2002, each nonemployee director received one annual retainer fee of $24,000 paid half in WEC common stock and half in cash. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Nonemployee directors also receive a fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,250 for travel on Company business is paid for each day on which a Board or committee meeting is not also held. The Company also reimburses nonemployee directors for all out-of-pocket travel expenses. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Employee directors receive no directors’ fees.

Although WE directors also serve on the Wisconsin Energy Corporation and Wisconsin Gas Company boards, only single fees are paid for meetings held on the same day. In these cases, fees are allocated between WEC, Wisconsin Electric Power Company and Wisconsin Gas Company based on services rendered.

Nonemployee directors may defer fees pursuant to the WEC Directors’ Deferred Compensation Plan. Deferred amounts are credited to one of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WE, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under “Retirement Plans” in this information statement.

Each nonemployee director annually receives an option to purchase 5,000 shares of WEC common stock under WEC’s 1993 Omnibus Stock Incentive Plan, as amended, for serving as a director of WE and WEC. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for 10 years after the date of grant. Options vest over a three-year period on the anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full three-year term, these options become immediately exercisable. The exercise price of an option may, at the nonemployee director’s election, be paid in cash or with previously-owned shares of common stock or a combination thereof.

A Directors’ Charitable Awards Program has been established to help further WEC’s policy of charitable giving. Under the program, WEC intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries, including Wisconsin Electric Power Company. There is a vesting period of three years of service on the Board required for participation in this program. Beneficiary organizations under the program must be approved by the WEC Corporate Governance Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to WEC. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to WEC is expected to be modest.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives.    The Compensation Committee, which works in conjunction with WEC’s Compensation Committee, is responsible for making decisions regarding compensation for the executives of Wisconsin Energy Corporation and its principal subsidiaries, including Wisconsin Electric Power Company. All Committee members are independent, nonemployee directors. We seek to provide a competitive, performance-based executive compensation program that enables the corporation to attract and retain key individuals and to motivate them to achieve short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, the compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of stockholders and customers.

The primary elements of the executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. In general, for WE executives who also hold WEC positions, elements of compensation are targeted at the 50th percentile of general industry practices—that is, we target compensation at the median levels paid for similar positions at similarly sized companies. For WE executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry. In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Towers Perrin, an independent compensation consultant.

Specific values of 2002 compensation for the Chief Executive Officer and the four other most highly compensated executive officers, and George Wardeberg, who would have been one of the four most highly compensated officers but for the fact that he was not serving as an executive officer at the end of fiscal 2002, are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary.    For 2002, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. In making these adjustments, we also considered factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of operations.

Annual Incentive Compensation.    The annual incentive plan provides for annual awards to executives based on achievement of pre-established stockholder-, customer-, and employee-focused objectives. All payments under the plan are at risk; payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Based upon a review of competitive practices for comparable positions at similarly sized companies, for 2002, awards were targeted at 35% to 100% of base salary and actual awards may range from 0% to 200% based on performance. The plan also provides the Committee with the discretion to recognize individual performance.

At the Committee’s direction, the annual performance incentive program for 2002 principally focused on the attainment of key financial measures.

•	The financial goals for Messrs. Abdoo, Donovan, Salustro and Wardeberg were based upon earnings per share, return on equity and cash flow for Wisconsin Energy Corporation. The earnings per share goal was weighted at 50%; the other two measures were weighted at 25% each.

•	For Messrs. Grigg and Cole, 75% of their goals were tied to utility financial performance, including net income, return on net assets, and cash flow; the remaining 25% of their goals were tied to customer and employee components.

In February 2003, the Committee met to review the extent to which 2002 performance goals were met. The results are summarized as follows.

Wisconsin Energy Corporation’s 2002 financial performance, in aggregate, exceeded the target when adjusted for non-recurring items, as defined by the Committee. Adjusted earnings per share before non-recurring items were $2.37 per share, an increase of $0.33 per share compared to 2001. Messrs. Abdoo, Donovan, Salustro and Wardeberg earned 113% of their target awards. Mr. Wardeberg’s target award was granted on a prorated basis.

The utility group’s financial performance exceeded target performance in all three measures: net income, return on net assets and cash flow. The utility group’s overall customer satisfaction improved during 2002 and targets for its employee measure were exceeded. In aggregate, Messrs. Grigg and Cole earned 122% and 115% of their target award, respectively.

Based upon these results and any discretion to recognize individual performance, awards for 2002 were granted to the named executive officers as shown in the Summary Compensation Table.

For 2003, the Committee set goals for key officers similar to those set for 2002, except for the addition of a goal to measure the Company’s commitment to supplier diversity. For Messrs. Abdoo, Donovan, and Salustro, the annual incentive is dependent upon attainment of WEC targets for earnings per share, return on equity, and cash flow, and achievement of the supplier diversity measure. We believe that this incentive structure will help focus management and help ensure attainment of WEC’s financial objectives and reinforce supplier diversity as a key strategic objective. For Mr. Grigg, 65% of his 2003 goals are tied to utility financial and customer components; 25% will be tied to the financial performance of WEC dependent upon attainment of earnings per share; the remainder is tied to supplier diversity and employee components. For Mr. Cole, 75% of his 2003 goals are tied to utility financial performance, including net income, return on net assets, and cash flow; the remaining 25% of his goals are tied to customer, employee and supplier diversity components.

Long-Term Incentive Compensation.    The Committee administers WEC’s 1993 Omnibus Stock Incentive Plan, as amended. This is a WEC stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term stockholder value. It allows for various types of awards keyed to the performance of WEC’s common stock, including stock options.

In 2002, we reviewed the long-term incentive program to ensure its effectiveness in focusing executives to achieve the corporation’s long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table.

Our Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for officers of the Company. Guidelines for executive officers range from 100% to 300% of base salary.

Chief Executive Officer Compensation.    The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among our principal responsibilities.

In reviewing the performance of WEC’s Chief Executive Officer, who is also the Chief Executive Officer of WE, we requested that all nonemployee directors evaluate the CEO’s performance. The Compensation Committee chair reviewed the evaluations, met with Mr. Abdoo to discuss them, and the Committee factored the results into our compensation determinations.

We set Mr. Abdoo’s WEC consolidated base salary at $756,300 for 2002. This base salary is at the low end of the competitive range for CEO’s at comparably sized companies as reflected in the survey of general industry compensation practices.

Mr. Abdoo’s annual incentive compensation for 2002 was based upon achievement of the financial initiatives described above.

In view of the discretionary component of the annual incentive plan, the Committee also noted the significant accomplishments of Mr. Abdoo during 2002 as they relate to WE; including:

•	Preliminary approval given by the Public Service Commission of Wisconsin for the first phase of the Power the Future proposal to build two new 545-megawatt natural gas-fired generating facilities at the Port Washington Power Plant;

•	Receipt of the Governor’s Award for Excellence in Environmental Performance for the second time in four years and the Business Friend of the Environment Award for the Pleasant Prairie Power Plant’s ash utilization pilot project;

•	Successful launch of the We Energies brand, which combines utility operations under one name, resulting in measurable customer recognition and understanding of brand attributes within six weeks of the launch;

•	Successful introduction of a new vision for We Energies: “We enhance the quality of life of every person we touch … today, tomorrow, together” and commitment to a set of values: Respect, Excellence, Accountability, Diversity, Integrity and Safety; and

•	Reduction in Occupational Safety & Health Act recordable injury rates by approximately 10% for the second straight year.

To specifically link a portion of his compensation to the enhancement of long-term stockholder value, Mr. Abdoo was awarded long-term incentive compensation in 2002 in the form of stock options, as set forth in the “Long-Term Compensation Awards” column of the Summary Compensation Table.

Compliance With Tax Regulations Regarding Executive Compensation.    Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is the Company’s policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under Section 162(m) to the extent practicable.

Respectfully submitted to Wisconsin Electric Power Company stockholders by the Compensation Committee of the Board of Directors.

John F. Bergstrom, Committee Chair

John F. Ahearne

Willie D. Davis

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer, each of the Company’s other four most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2002, and George E. Wardeberg, who would have been one of the four most highly compensated officers but for the fact that he was not serving as an executive officer at the end of fiscal 2002. The amounts shown in this and all subsequent tables in this information statement are WEC consolidated compensation data.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation Awards		All Other Compensation(3) ($)
		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards(1) ($)	Securities Underlying Options(2) (#)
Richard A. Abdoo
Chairman of the Board, President and Chief Executive Officer of WEC; Chairman of the Board and Chief Executive Officer of WE	2002 2001 2000	756,300 707,500 657,500	859,308 563,948 723,168		11,868 11,811 16,954		0 163,120 148,500	300,000 300,000 100,000	66,959 66,875 30,632

Richard R. Grigg
Executive Vice President of WEC; President and Chief Operating Officer of WE and	2002 2001 2000	518,668 440,000 400,000	507,879 350,719 367,446		4,015 4,128 3,723		0 122,340 111,375	200,000 131,535 75,000	52,874 98,545 23,932
Wisconsin Gas Company

Paul Donovan
Executive Vice President and Chief Financial Officer of WEC and WE	2002 2001 2000	518,668 440,000 407,500	471,448 282,333 358,559		206,057 28,760 8,210	(4)	0 122,340 232,500	200,000 131,535 75,000	53,643 65,463 14,849

Larry Salustro
Senior Vice President and General Counsel of WEC and WE	2002 2001 2000	336,000 311,668 262,500	323,331 165,797 229,140	(5)	2,297 2,339 1,891		0 122,340 74,250	75,000 75,000 50,000	34,075 33,956 21,114

Charles R. Cole
Senior Vice President	2002 2001 2000	249,996 219,996 200,004	142,014 87,680 90,701		21,392 15,496 6,465		0 3,000 2,000	28,770 25,000 25,000	15,302 23,611 4,818

George E. Wardeberg(6)
Retired Vice Chairman of the Board of WEC and WE	2002 2001 2000	226,900 636,750 394,667	257,792 456,798 434,084		836 2,416 0		0 146,808 0	270,000 270,000 100,000	55,218 89,918 0

(1)	There were no restricted stock awards made during fiscal 2002. As of December 31, 2002, the named executive officers held the following number of shares of WEC restricted stock, including reinvested dividends, with the following values (based on a closing price of $25.20 on December 31, 2002): Mr. Abdoo–36,701 shares ($924,865), Mr. Grigg–22,175 shares ($558,810), Mr. Donovan–19,765 shares ($498,078), Mr. Salustro–23,331 shares ($587,941), and Mr. Cole–5,369 shares ($135,299). Mr. Wardeberg holds no restricted stock.

(2)	Represents options to purchase shares of the common stock of Wisconsin Energy Corporation.

(3)	All Other Compensation for 2002 for Messrs. Abdoo, Grigg, Donovan, Salustro, Cole and Wardeberg, respectively, includes:

•	employer matching of contributions for each named executive into the 401(k) plan in the amount of $6,000, $5,500, $5,850, $4,996, $0, and $5,350, respectively,

•	“make whole” payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $33,607, $13,368, $18,030, $9,054, $0 and $14,511, respectively, and

•	the present value of the current year’s non-term portion of the insurance premium paid by the Company in January, 2002, prior to the enactment of the Sarbanes-Oxley Act of 2002, under a split-dollar life insurance program in the amounts of $27,352, $34,006, $29,763, $20,025, $15,302, and $35,357, respectively; the executive pays the term insurance portion of the premium.

(4)	Other Annual Compensation for 2002 for Mr. Donovan includes $50,474 associated with the payment of legal expenses and $53,989 primarily associated with temporary housing expenses, as well as income tax payments related to these items.

(5)	Bonus amount for Mr. Salustro in 2002 includes $100,000 in recognition of his contributions toward resolution of the West Allis/Giddings & Lewis lawsuit.

(6)	Subsequent to Mr. Wardeberg’s retirement in April 2002, he became a nonemployee director of WEC and WE, and as such, became entitled to the nonemployee director benefits described under “Compensation of the Board of Directors” in this information statement.

Option Grants in Last Fiscal Year

This table shows additional data regarding the options to purchase the common stock of Wisconsin Energy Corporation granted in 2002 to the named executive officers.

	Individual Grants(1)					Grant Date Value
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(2) ($)
Richard A. Abdoo	300,000		12.14	22.66	01/02/2012	1,855,200
Richard R. Grigg	131,535 68,465		5.32 2.77	22.66 25.81	01/02/2012 05/01/2012	813,412 494,865
Paul Donovan	131,535 68,465		5.32 2.77	22.66 25.81	01/02/2012 05/01/2012	813,412 494,865
Larry Salustro	75,000		3.04	22.66	01/02/2012	463,800
Charles R. Cole	28,770		1.16	22.66	01/02/2012	177,914
George E. Wardeberg	270,000	(3)	10.93	22.66	01/02/2012	1,669,680

(1)	Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan, as amended, on January 2, 2002 and May 1, 2002. These options have exercise prices equal to the fair market value of the WEC shares on the date of grant and vest pro rata over a four year period beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date. Upon a “change in control” of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, as amended, the Compensation Committee has the power with the participant’s consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate the vesting of these options.

(2)	An option pricing model (developed by Black-Scholes) was used to determine the options’ present value as of the date of the grant. The assumptions used in the Black-Scholes equation for options expiring January 2, 2012, are: market price of stock: $22.66; exercise price of option: $22.66; stock volatility: 25.59%; annualized risk-free interest rate: 5.64%; exercise at the end of the 10-year option term; and dividend yield: 3.53%. The assumptions for options expiring May 1, 2012 are: market price of stock: $25.81; exercise price of option: $25.81; stock volatility: 24.16%; annualized risk-free interest rate: 5.42%; exercise at the end of the 10-year option term; and dividend yield: 3.10%. WE’s use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee’s investment decisions.

(3)	Excludes certain options granted to Mr. Wardeberg in his capacity as a nonemployee director of WEC and WE.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table reflects options to purchase the common stock of Wisconsin Energy Corporation exercised in 2002 and the number and value of exercisable and unexercisable in the money options held by the named executive officers at fiscal year-end.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In the Money Options at Fiscal Year-End ($)(2)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Richard A. Abdoo	0	N/A	318,498		585,002	555,295	1,906,305
Richard R. Grigg	0	N/A	156,381		341,154	335,386	948,622
Paul Donovan	0	N/A	64,141	(3)	343,651	263,597	948,701
Larry Salustro	0	N/A	101,248		158,752	220,957	592,218
Charles R. Cole	0	N/A	18,750		60,020	95,450	228,795
George E. Wardeberg	516,596	6,156,414	640,000		0	2,245,600	0

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the average of the high and low prices reported in the New York Stock Exchange Composite Transaction report on the exercise date.

(2)	Value is determined by subtracting the exercise price from the year-end market price multiplied by the number of shares underlying the option.

(3)	Excludes options for 28,743 shares, with an in the money value of $72,070, that were transferred to and are held by trusts for the benefit of Mr. Donovan’s family.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC’s acquisition of WICOR, Inc., on June 27, 1999, WEC adopted severance policies that became effective on April 26, 2000, when the merger occurred, replacing WEC’s previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they are discharged without cause or resign with good reason. WEC has approved changes to the severance policies to allow for a deferral opportunity for participants who may become entitled to benefits and to continue the policies after the end of the two-year period following the WICOR, Inc. merger to provide for severance benefits in the event of employment termination either in anticipation of or within a two-year period following a change in control by reason of discharge without cause or resignation with good reason.

Under the current severance policies, participants have been designated into one of four benefit levels. Of the individuals named in the Summary Compensation Table, Messrs. Salustro and Cole are Tier 2 participants. Messrs. Abdoo, Grigg, Donovan and Wardeberg do not participate in the severance policy, but each has a separate change in control and severance agreement as described below.

Tier 2 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years’ worth of additional service and three years’ continuation of health and life insurance coverages. An overall limit is placed on benefits to avoid federal excise taxes under the “parachute payment” provisions of the tax law.

WEC has entered into agreements with each of Messrs. Abdoo, Grigg, and Donovan providing for certain severance benefits as described below.

•	Under the agreement with Mr. Abdoo, severance benefits are provided if his employment is terminated (i) by WEC, other than for cause, death or disability, in anticipation of or following a change in control, (ii) by the executive for good reason following such a change in control, (iii) by the executive within six months after completing one year of service following a change in control, or (iv) in the absence of a change in control, by WEC for any reason other than cause, death or disability or by the executive for good reason. The agreement provides for a lump sum severance payment equal to three times the sum of the executive’s highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of (i) the current target bonus for the fiscal year in which employment termination occurs, (ii) the highest bonus paid in either the last three fiscal years of WEC prior to termination or the change in control, or (iii) an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three-year period ending prior to termination. The agreement also provides for three years’ continuation of health and certain other welfare benefit coverages, eligibility for retiree health coverage thereafter, continuation of the split-dollar life insurance program until the applicable policy becomes paid up, a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans, full vesting in all outstanding stock option and restricted stock awards, certain financial planning services and other benefits and a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law. The agreement also contains a one-year non-compete provision applicable on termination of employment.

•	The agreement with Mr. Grigg is substantially similar to Mr. Abdoo’s, except as follows: (i) under the agreement, as of January 1, 2003, Mr. Grigg’s annual base salary increased to $579,600 and his target bonus compensation for 2003 was fixed at 80% of such increased salary; and (ii) Mr. Grigg’s agreement also defines good reason to include certain changes in management. In addition, pursuant to the terms of the agreement, on January 2, 2003, WEC granted to Mr. Grigg an option to purchase 200,000 shares of its common stock.

•	The agreement with Mr. Donovan is similar to Mr. Abdoo’s, but provides for certain special benefits in the event his employment is terminated in the absence of a change in control either by him or WEC pursuant to (i) notice given during the period from May 1, 2003 through June 29, 2003, or (ii) the expiration of the term of his employment, which is February 29, 2004 (or, if later, on the payment date for his bonus for 2003), unless such term is renewed until March 1, 2008, when the term expires. Such special benefits include lump sum payments related to the executive’s 2002 and 2003 bonuses, base salary continuation for a minimum period of six months, a payment equal to the value of at least six months additional participation in the applicable qualified and non-qualified retirement plans, continuation of health and certain other welfare benefits for at least six months, continuation of the split-dollar life insurance program until the applicable policy becomes paid-up and full vesting in all outstanding stock options and restricted stock awards. In connection with Mr. Donovan joining WEC, he was encouraged to purchase a house in Wisconsin. In this regard, the agreement obligates WEC to repurchase, at Mr. Donovan’s request within seven years of his leaving WEC, his Wisconsin house at a price that would assure the after-tax recovery of his investment in that house or its then fair market value, whichever is greater. In addition, the agreement provides that as of January 1, 2003, Mr. Donovan’s annual base salary increased to $579,600 and his target bonus compensation was fixed at 80% of such increased salary. Pursuant to the terms of the agreement, on January 2, 2003, WEC granted to Mr. Donovan an option to purchase 200,000 shares of its common stock.

As provided in the merger agreement with WICOR, Inc., WEC entered into an employment agreement with Mr. Wardeberg pursuant to which Mr. Wardeberg served as Vice Chairman of the WEC Board of Directors for a two-year term following the merger. The agreement provided for a base salary of not less than the greater of $580,000 or 90% of the base salary then payable to the Chairman of the WEC Board. The agreement also provided for a bonus of not less than 90% of that payable to the Chairman, with the total of base salary and bonus in no event to be less than $993,116, prorated for the period of participation which is less than one full year. In addition, the agreement provided for option grants of WEC common stock of not less than 90% of option grants provided to the Chairman.

Mr. Wardeberg’s employment agreement also included a special pension benefit provision under WEC’s Supplemental Executive Retirement Plan, calculated as if Mr. Wardeberg had been employed by WEC since age 25, offset by any WICOR, Inc. pension benefits. Mr. Wardeberg retired as Vice Chairman of the Board in April 2002, but continues to serve as a director.

RETIREMENT PLANS

WEC maintains a defined benefit pension plan of the cash balance type (the “WEC Plan”) for most employees, including all the individuals named in the Summary Compensation Table. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the WEC Plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if their employment terminates on or before January 1, 2011.

For the individuals listed in the Summary Compensation Table, estimated benefits under the prior plan formula are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 2002, based on the continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the “Other Retirement Benefits” section):

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40
$300,000	74,657	99,543	124,429	149,314	163,445	177,575
500,000	126,407	168,543	210,679	252,814	276,695	300,575
700,000	178,157	237,543	296,929	356,314	389,945	423,575
900,000	229,907	306,543	383,179	459,814	503,195	546,575
1,100,000	281,657	375,543	469,429	563,314	616,445	669,575

1,300,000	333,407	444,543	555,679	666,814	729,695	792,575
1,500,000	385,157	513,543	641,929	770,314	842,945	915,575
1,700,000	436,907	582,543	728,179	873,814	956,195	1,038,575
1,900,000	488,657	651,543	814,429	977,314	1,069,445	1,161,575
2,100,000	540,407	720,543	900,679	1,080,814	1,182,695	1,284,575

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled “Salary” and “Bonus” is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Grigg, Donovan, Salustro, Cole and Wardeberg, currently have or are considered to have 35, 32, 30, 30, 3 and 41, credited years of service, respectively.

Other Retirement Benefits.    Designated officers of WEC and Wisconsin Electric Power Company, including all individuals named in the Summary Compensation Table, participate in the Supplemental Executive Retirement Plan (“SERP”). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a “change in control” of WEC, as defined in the SERP, no payments are made until after the participant’s retirement or death.

WEC and/or WE has entered into agreements with Messrs. Abdoo, Donovan, Salustro and Wardeberg who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

•	According to Mr. Abdoo’s agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

•	According to Mr. Donovan’s agreement, Mr. Donovan at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of social security benefits and modified by early retirement reduction factors applicable to Mr. Donovan between age 55 and 58.

•	According to Mr. Salustro’s agreement, Mr. Salustro at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket, and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

•	According to Mr. Wardeberg’s agreement, Mr. Wardeberg at retirement receives supplemental retirement payments which makes his total retirement benefits substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of WICOR, Inc.

WEC has agreed to provide Messrs. Donovan and Wardeberg certain life insurance benefits in consideration for their surrendering certain post-retirement benefits under the SERP. An independent review has verified that based on certain assumptions, the exchange is cost neutral to the Company.

Mr. Cole has a special contingent deferred compensation benefit under which he would receive a lump sum payment on his termination of employment with WE at or after age 60 or because of disability or death at any time. The payment would be equal to the total amount that would have resulted if an amount of $250,000 had been initially credited to him as of August 1, 1999, in the WEC pension plan and is credited with the same investment results as if held in such plan. The benefit is forfeitable should Mr. Cole’s employment cease prior to age 60 other than because of disability or death. The benefit vests in the event of a change in control.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund certain non-qualified benefits, including the SERP, the Executive Deferred Compensation Plan and the agreements with the named executive officers. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payments without regard to whether the executive’s employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is based on the five-year U.S. Treasury Note yield as of a certain date or a 36 month average of such yields.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

None of the WE directors, nominees or executive officers own any of WE’s stock, but do beneficially own shares of stock of its parent company, Wisconsin Energy Corporation. The following table lists the beneficial ownership of WEC common stock of each WE director, nominee, named executive officer, and all of the directors and executive officers as a group as of February 3, 2003. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of February 3, 2003. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus and 401(k) plans. None of these persons beneficially own more than 1% of the outstanding WEC common stock.

Name	Shares Beneficially Owned(1)
	Shares Owned(2) (3)		Option Shares Exercisable Within 60 Days		Total
Richard A. Abdoo	70,017	(4)	443,498		513,515
John F. Ahearne	4,171		12,667		16,838
John F. Bergstrom	3,000		12,667		15,667
Barbara L. Bowles	3,007		12,667		15,674

Charles R. Cole	5,807		38,442		44,249
Robert A. Cornog	5,638		12,667		18,305
Willie D. Davis	9,141		19,901	(5)	29,042
Paul Donovan	87,763	(4)	134,523		222,286
Richard R. Grigg	28,948	(4)	226,764		255,712

Ulice Payne, Jr.	492		0		492
Larry Salustro	27,666	(4)	151,248		178,914
Frederick P. Stratton, Jr.	8,600		12,667		21,267
George E. Wardeberg	22,616		640,000	(5)	662,616

All above-named individuals and other executive officers as a group (14 persons)	285,667	(4)	1,749,614	(5)	2,035,281	(6)

(1)	Information on beneficially-owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this information statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Certain WE directors and executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Abdoo (24,042), Mr. Bergstrom (6,767), Mr. Cole (129), Mr. Cornog (11,989), Mr. Davis (8,523), Mr. Donovan (9,152), Mr. Grigg (3,832), Mr. Salustro (2,824), Mr. Stratton (8,455), Mr. Wardeberg (1,714), and all directors and executive officers as a group (77,532). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, we have listed them in this footnote because they represent an additional economic interest of the directors and executive officers tied to the performance of WEC common stock.

(3)	Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (10,107), Mr. Cornog (150), Mr. Donovan (55,000), Mr. Stratton (4,600) and all directors and executive officers as a group (69,857).

(4)	Includes shares of restricted stock over which the holders have sole voting but no investment power: Mr. Abdoo (36,701), Mr. Donovan (19,765), Mr. Grigg (22,175), Mr. Salustro (23,331), and all directors and executive officers as a group (110,560).

(5)	Option shares listed include options granted by WICOR, Inc. which were converted to WEC stock options on the effective date of the acquisition of WICOR, Inc.

(6)	Represents 1.73% of total WEC common stock outstanding on February 3, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the corporation’s officers, directors, and persons owning more than ten percent of a registered class of the corporation’s equity securities to file reports of ownership and changes in ownership of equity and derivative securities of WE with the Securities and Exchange Commission. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2002 were complied with in a timely manner.

CERTAIN RELATED TRANSACTIONS

The Company provides to and receives from Wisconsin Energy Corporation, and other subsidiaries of WEC, services, property and other things of value (the “Items”). These transactions are made pursuant to either a master affiliated interest agreement or a service agreement, both of which have been approved by the Public Service Commission of Wisconsin. The master affiliated interest agreement provides that the Company receive payment equal to the higher of its cost or fair market value for the Items provided to Wisconsin Energy Corporation or its nonutility subsidiaries, and that the Company make payment equal to the lower of the provider’s cost or fair market value for the Items which Wisconsin Energy Corporation or its nonutility subsidiaries provide to the Company. The service agreement provides that any Items provided by the Company or Wisconsin Gas Company to each other shall be provided at cost. Modification or amendment to the master affiliated interest agreement or the service agreement requires the approval of the Public Service Commission of Wisconsin.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WE common stock by writing to the Corporate Secretary, Kristine Rappé, at the Company’s principal executive offices, 231 West Michigan Street, P. O. Box 2046, Milwaukee, Wisconsin 53201. The WE consolidated financial statements and certain other information found in the Form 10-K are included in the accompanying WE 2002 Annual Report to Stockholders.

APPENDIX A

WISCONSIN ENERGY CORPORATION

WISCONSIN ELECTRIC POWER COMPANY

WISCONSIN GAS COMPANY

AUDIT AND OVERSIGHT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Adopted:  December 18, 1991; Revised: February 10, 2003

PURPOSE

The principal purpose of the Audit and Oversight Committee (Committee) is to (A) assist the Board of Directors in carrying out its oversight responsibility of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors, and (B) prepare the report that Securities and Exchange Commission rules require to be included in the Company’s proxy statement. With respect to item (i), preparation of the financial statements is the role of Company management, not the Committee. The Committee shall report all significant findings to the Board.

COMPOSITION

The Committee shall consist of three or more independent directors who are periodically appointed by the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Each member shall, in the judgment of the Board, meet the independence standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission. Each member shall be financially literate as the Board of Directors interprets such qualification in its judgment. The Board shall determine whether any director serving on the Committee is an “audit committee financial expert,” as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission. No director may serve as a member of the Committee if such director serves on the audit committees of more than three public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and discloses this determination in the Company’s proxy statement. No member of the Committee may receive any compensation from the Company other than (i) directors’ fees which may be received in cash, stock options or other in-kind consideration, (ii) other deferred compensation for prior service that is not contingent on future service, and (iii) any other benefits that other directors receive for their service to the Company as a director. One of the directors shall be appointed Chair for a term to be determined by the Board and shall preside over the meetings of the Committee. In the event the Committee Chair is unable to serve as Chair for a specific meeting, he/she shall designate one of the Committee members to preside.

DUTIES AND RESPONSIBILITIES

The Committee shall have unrestricted access to the independent auditor, Company personnel and documentation pertinent to the scope of its duties and responsibilities. The duties and responsibilities of the Committee shall be to:

Independent Auditor

•	Evaluate the services of the independent auditor, or other independent auditors under consideration, and approve a firm to be engaged for the coming year. The Committee shall have the sole and ultimate authority and responsibility to evaluate and, where appropriate, terminate and replace the independent auditor. The independent auditor is ultimately accountable to the Committee.

•	Review and approve proposed audit and non-audit services for the year, and any additional audit or non-audit services subsequently proposed, and assure that such services will not affect the independence of the auditor. Approve in advance any non-audit engagements of the independent auditor permitted by Section 201 of the Sarbanes-Oxley Act of 2002 and assure that approval is disclosed in the Company’s periodic reports as required by law. Authority to pre-approve services can be delegated to one or more members of the Audit and Oversight Committee, but any pre-approval decision by the delegate must be reported to the full Audit and Oversight Committee at its next regularly scheduled meeting.

•	Prior to the start of the annual audit, approve the audit plan and the terms and estimated fees for the engagement following the independent auditor’s presentation of the audit plan and objectives of the audit.

•	Review with management and the independent auditor, at least annually, recent accounting, tax, and financial reporting developments and auditing standards.

•	Ensure that the independent auditor submits, at least on an annual basis, to the Committee a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. Engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. Take appropriate action, when necessary, to ensure the independence of the independent auditor.

•	Discuss with the independent auditor the matters to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Set clear hiring policies for employees or former employees of the independent auditors.

•	Oversee the resolution of any disagreements between the Company’s independent auditors and management regarding financial reporting.

•	Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors:

(i)	any accounting adjustments that were noted or proposed by the independent auditors but were not recorded by management (due to immateriality or other reasons);

(ii)	any significant “management” or “internal control” comments; and

(iii)	the responsibilities, budget and staffing of the Company’s internal auditors.

•	Ensure that the audit partners scheduled to perform the current year’s audit of the Company’s financial statements satisfy the rules governing audit partner rotation.

•	Ensure that the chief executive officer, controller, chief financial officer, chief accounting officer or other person serving in an equivalent position of the Company, was not, within one year prior to the initiation of the audit, an employee of the independent auditors who participated in any capacity in the Company’s audit.

Annual and Interim Financials

•	After the annual audit, review the financial statements and other related financial information to be included in the Company’s Annual Report on Form 10-K, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with appropriate Company management and the independent auditor. Review with the independent auditor its report to the Committee regarding the audit and its opinion to be issued on the financial statements. Recommend to the Board any action considered necessary, including that audited financials be included in the Form 10-K.

•	Prior to the filing of the Company’s Quarterly Report on Form 10-Q, review the interim financial statements to be included in the 10-Q with management and the independent auditor.

•	Review the certifications of the Chief Executive Officer and Chief Financial Officer related to the annual and interim reports as required by the Sarbanes-Oxley Act of 2002 as well as any significant reports of management’s Disclosure Committee.

•	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•	Review and discuss with management, the independent auditors and the internal auditing department:

(i)	critical accounting policies and such other accounting policies of the Company as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the Securities and Exchange Commission or other regulatory body, including any financial reporting issues which could have a material impact on the Company’s financial statements;

(ii)	major issues regarding accounting principles and financial statement presentations, including (A) any significant changes in the Company’s selection or application of accounting principles and (B) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles on the Company’s financial statements;

(iii)	all alternative treatments of financial statement presentation that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iv)	the effect of regulatory and accounting initiatives, as well as, off balance sheet transactions, on the financial statements of the Company.

Internal Controls

•	At least annually, obtain and review a report by the independent auditor describing: the auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

•	Review with the Company’s chief executive officer and chief financial officer and other senior members of management, the Company’s internal auditors and independent auditors:

(i)	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls identified by the Company’s independent auditor;

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

(iii)	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Internal Auditor

Meet at least semi-annually with the internal auditor to review internal audit’s independence, coordination with the independent auditor, staffing, audit scope, significant audit results, management’s responsiveness to recommendations, evaluation of internal control systems, and other relevant matters.

Code of Business Conduct

•	Review any reports submitted regarding compliance with the Company’s Code of Business Conduct and approve, as appropriate, any preapprovals or waivers thereto for directors, executive officers and senior financial officers and ensure that any waivers are disclosed in accordance with applicable laws.

•	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Oversight of Legal/Litigation, Regulatory and Environmental Matters

•	Meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company.

•	Review and provide oversight of:

(i)	litigation matters, to ensure appropriate management and supervision is being afforded significant actual and potential litigation and insurance claims; and

(ii)	environmental compliance matters, including review of the Company’s regulatory and civil litigation exposure concerning environmental contamination and/or toxic torts and to ensure that appropriate management attention is being given to such matters.

•	The Committee shall have direct access to and meet as needed with the officer in charge of each function, without management present, as appropriate. The officers shall report all significant matters to the Committee.

Risk Assessment and Risk Management

Discuss the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. In this regard, review the process used by the Board’s Finance Committee to discuss policies with respect to the Company’s risk assessment and risk management.

Annual Performance Evaluation

Produce and provide to the Board an annual performance evaluation of the Committee. The evaluation shall compare the performance of the Committee with the requirements of this Charter. Recommend to the Board any improvements to the Charter.

Other

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Recommend to the Board special audits or studies the Committee considers necessary or advisable. Review the reports issued for such special audits or studies and recommend to the Board any action considered necessary.

•	The Committee shall also be responsible for any other matters as may from time to time be requested by the Board and/or the Chief Executive Officer.

•	The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Committee shall be notified promptly by management, the internal auditor or independent auditor of the discovery of fraudulent, questionable or illegal events which could have a material impact on the financial statements or reputation of the Company.

MEETINGS

The Committee shall meet once every fiscal quarter, or more frequently if circumstances warrant. As deemed necessary by the Committee, meetings shall be attended by Company personnel. Both the internal auditor and the independent auditor shall (i) meet alone with the Committee at each regularly scheduled meeting to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately and (ii) have authority and are expected to contact the Committee on any matters requiring its attention.

The Committee may obtain advice and assistance from outside legal, accounting or other advisors. The Committee may retain these advisors without seeking Board approval.

The Committee may meet separately with management and request any officer, employee or Company’s outside counsel to attend a Committee meeting or to meet with any advisors or consultants to the Committee.

WISCONSIN ELECTRIC POWER COMPANY

2002 ANNUAL REPORT TO STOCKHOLDERS

2002 ANNUAL FINANCIAL STATEMENTS

and

REVIEW of OPERATIONS

SELECTED FINANCIAL DATA

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED SELECTED FINANCIAL AND STATISTICAL DATA

Financial	2002		2001	2000		1999		1998
Year Ended December 31
Earnings available for common stockholder (Millions)	$ 258.0	(a)	$245.3	$163.5	(b)	$211.9	(c)	$ 183.0
Operating revenues (Millions)
Electric	$1,884.6		$1,839.8	$1,763.4		$1,688.3		$1,641.4
Gas	389.8		457.1	399.7		306.8		295.9
Steam	21.5		21.8	21.9		21.3		20.5

Total operating revenues	$2,295.9		$2,318.7	$2,185.0		$2,016.4		$1,957.8

At December 31 (Millions)
Total assets	$5,332.3		$5,067.5	$5,025.1		$4,901.9		$4,608.9
Long-term debt	$1,432.4		$1,420.5	$1,679.6		$1,677.6		$1,512.5

Utility Energy Statistics
Electric
Megawatt-hours sold (Thousands)	30,378.2		30,539.7	31,398.8		30,619.9		29,475.2
Customers (End of year)	1,056,370		1,044,129	1,026,691		1,006,013		988,929
Gas
Therms delivered (Millions)	890.0		852.4	944.9		944.1		922.8
Customers (End of year)	420,494		412,674	407,761		398,508		388,478
Steam
Pounds sold (Millions)	3,001.1		2,929.2	3,085.2		2,913.9		2,773.1
Customers (End of year)	467		449	451		450		454

CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	(Millions of Dollars) (d)
	March		June
Three Months Ended	2002	2001	2002	2001
Total operating revenues	$586.7	$706.6	$533.6	$517.5
Operating income	$129.5	$123.3	$91.3	$79.0
Earnings available for common stockholder	$66.1	$62.4	$47.0	$34.7

	September		December
Three Months Ended	2002	2001	2002	2001
Total operating revenues	$566.7	$552.2	$608.9	$542.4
Operating income	$127.1	$135.0	$137.4	$138.7
Earnings available for common stockholder	$69.0	$72.9	$75.9	$75.3

(a)	During 2002, the Company recorded litigation settlements of $10.6 million, after tax.

(b)	During the fourth quarter of 2000, the Company recorded severance benefits and other items of $43.9 million, after tax.

(c)	In the fourth quarter of 1999, the Company recorded a litigation settlement of $10.8 million, after tax.

(d)	Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

WISCONSIN ELECTRIC POWER COMPANY

SELECTED OPERATING DATA

Year Ended December 31	2002	2001	2000	1999	1998
Electric Utility
Operating Revenues (Millions)
Residential	$693.4	$644.8	$597.2	$574.8	$571.4
Small Commercial/Industrial	591.0	577.3	534.7	510.1	487.6
Large Commercial/Industrial	475.6	472.0	464.9	451.2	450.1
Other—Retail/Municipal	71.0	63.2	58.3	51.2	51.2
Resale—Utilities	31.3	69.6	84.0	79.1	60.9
Other Operating Revenues	22.3	12.9	24.3	21.9	20.2

Total Operating Revenues	$1,884.6	$1,839.8	$1,763.4	$1,688.3	$1,641.4

Megawatt-hour Sales (Thousands)
Residential	8,147.8	7,615.7	7,477.6	7,346.8	7,327.0
Small Commercial/Industrial	8,473.2	8,354.2	8,287.5	8,028.2	7,612.4
Large Commercial/Industrial	10,933.0	10,983.0	11,626.2	11,333.6	11,392.0
Other—Retail/Municipal	1,810.4	1,599.4	1,527.3	1,314.0	1,287.2
Resale—Utilities	1,013.8	1,987.4	2,480.2	2,597.3	1,856.6

Total Sales	30,378.2	30,539.7	31,398.8	30,619.9	29,475.2

Number of Customers (Average)
Residential	945,298	931,714	916,028	897,333	886,635
Small Commercial/Industrial	102,058	100,456	98,277	95,964	94,675
Large Commercial/Industrial	705	706	712	716	720
Other	2,345	2,319	2,283	1,938	1,855

Total Customers	1,050,406	1,035,195	1,017,300	995,951	983,885

Gas Utility
Operating Revenues (Millions)
Residential	$250.9	$275.8	$244.3	$193.8	$176.5
Commercial/Industrial	125.8	150.0	132.0	95.1	87.9
Interruptible	3.2	5.1	5.3	5.3	7.1

Total Retail Gas Sales	379.9	430.9	381.6	294.2	271.5
Transported Customer-Owned Gas	14.9	14.2	17.4	14.6	12.0
Transported—Interdepartmental	1.1	1.2	1.5	1.8	2.5
Other Operating Revenues	(6.1)	10.8	(0.8)	(3.8)	9.9

Total Operating Revenues	$389.8	$457.1	$399.7	$306.8	$295.9

Therms Delivered (Millions)
Residential	345.4	318.4	335.7	329.0	289.5
Commercial/Industrial	199.2	194.5	206.2	195.3	182.0
Interruptible	7.4	8.9	12.0	16.3	23.3

Total Retail Gas Sales	552.0	521.8	553.9	540.6	494.8
Transported Customer-Owned Gas	312.2	305.6	349.9	347.9	349.4
Transported—Interdepartmental	25.8	25.0	41.1	55.6	78.6

Total Therms Delivered	890.0	852.4	944.9	944.1	922.8

Number of Customers (Average)
Residential	381,846	376,510	369,210	360,084	347,747
Commercial/Industrial	34,180	33,839	33,275	32,594	31,586
Interruptible	24	30	33	89	146
Transported Customer-Owned Gas	360	422	383	328	271
Transported—Interdepartmental	6	5	6	6	6

Total Customers	416,416	410,806	402,907	393,101	379,756

Degree Days (a)
Heating (6,769 Normal)	6,551	6,338	6,716	6,318	5,848
Cooling (703 Normal)	897	711	566	753	800

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE DEVELOPMENTS

INTRODUCTION

Wisconsin Electric Power Company (“Wisconsin Electric” or the “Company”), a wholly-owned subsidiary of Wisconsin Energy Corporation (“Wisconsin Energy”), is engaged principally in the business of generating electricity and distributing electricity and natural gas with operations in Wisconsin and Michigan.

Acquisition of WICOR, Inc.:    On April 26, 2000, Wisconsin Energy, acquired WICOR, Inc. (“WICOR”). WICOR is the parent of Wisconsin Gas Company (“Wisconsin Gas”). Wisconsin Energy has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas. On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the Public Service Commission of Wisconsin (“PSCW”) for authority to transfer Wisconsin Electric’s gas utility assets together with certain identified liabilities associated with such assets. On December 4, 2001, Wisconsin Electric and Wisconsin Gas entered into a stipulation with the PSCW in which a Consent Order was issued by the PSCW providing for the withdrawal of the joint application. Wisconsin Energy continues to operate the gas business of Wisconsin Electric and Wisconsin Gas as one operation under the trade name “We Energies” to achieve operating efficiencies and improved reliability. For additional information, see “Factors Affecting Results, Liquidity and Capital Resources” below.

Cautionary Factors:    Certain statements contained herein are “Forward Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward Looking Statements may be identified by reference to a future period or periods or by the use of forward looking terminology such as “may,” “intends,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “objectives,” “plans,” “possible,” “potential,” “project” or similar terms or variations of these terms. Actual results may differ materially from those set forth in Forward Looking Statements as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, equity and bond market fluctuations, varying weather conditions, governmental regulation and supervision, as well as other risks and uncertainties detailed from time to time in filings with the Securities and Exchange Commission (“SEC”) including factors described throughout this document and below in “Factors Affecting Results, Liquidity and Capital Resources”.

CORPORATE STRATEGY

Business Opportunities

Wisconsin Energy’s key corporate strategy is Power the Future which was announced in September 2000. This strategy is designed to increase the electric generating capacity in the state of Wisconsin while maintaining a fuel diverse, reasonably priced electric supply. It also is designed to improve the delivery of energy within the Company’s distribution systems to meet increasing customer demands, and it is committed to improved environmental performance. The Power the Future strategy, which is discussed further below, is expected to have a significant impact on the Company.

Power the Future Strategy:    In February 2001, Wisconsin Energy announced enhancements to a 10-year, $7 billion strategy, originally proposed in September 2000, to improve the supply and reliability of electricity in Wisconsin. This Power the Future strategy is intended to meet the growing demand for electricity and ensure a diverse fuel mix while keeping electricity prices reasonable. According to a report issued in June 2001, by the Wisconsin Governor’s Office, demand for electricity in the state of Wisconsin is currently expected to outstrip supply by 7,220 megawatts by the year 2016. Power the Future would add new coal and natural gas capacity to the state’s power portfolio and would allow Wisconsin Electric to roughly maintain its current fuel mix.

As part of its Power the Future strategy, Wisconsin Energy plans to make the following investments over the next decade:

➢	Approximately $3 billion in 2,800 megawatts of new natural gas-based and coal-based generating capacity at existing sites;

➢	Approximately $1.3 billion in upgrades to existing electric generating assets; and

➢	Approximately $2.7 billion in new and existing energy distribution system assets.

In November 2001, Wisconsin Energy created a new non-utility energy subsidiary, W.E. Power, LLC, that will design, construct, own, finance and lease the new generating capacity. Under the enhanced Power the Future strategy, Wisconsin Electric, subject to approval by the Public Service Commission of Wisconsin (“PSCW”), would lease each new facility and would operate and maintain the new plants under 25 to 30-year lease agreements. At the end of the leases, Wisconsin Electric could have the right to acquire the plants outright at market value or renew the lease, depending on tax considerations at that time. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have the opportunity to participate in the project, including expanding or extending wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal. Wisconsin Electric expects that all lease payments and operating costs of the plants will be recoverable in rates.

Implementation of Wisconsin Energy’s Power the Future strategy is subject to a number of regulatory approvals. In February 2001, Wisconsin Energy made preliminary filings for its enhanced Power the Future proposal with the PSCW. Subsequently, the state legislature amended several laws, making changes which are critical to the implementation of Power the Future. On October 16, 2001, the PSCW issued a declaratory ruling finding, among other things, that it was prudent to proceed with Power the Future and for the Company to incur the associated pre-certification expenses. However, individual expenses are subject to review by the PSCW in order to be recovered.

The Midwest Independent Power Suppliers Coordination Group (“MWIPS”) filed a Petition for Judicial Review with the Dane County Circuit Court asking the Circuit Court to reverse and remand the PSCW’s declaratory ruling.

Wisconsin Electric filed a Notice of Appearance and Statement of Position asking that the declaratory ruling be upheld and the Petition for Judicial Review be dismissed. Upon motion of the PSCW and with the consent of MWIPS the judicial review proceeding was dismissed on its merits on January 2, 2003.

The application for a Certificate of Public Convenience and Necessity (“CPCN”) for the Power the Future project was filed with the PSCW in February of 2002. In April of 2002 the PSCW authorized the CPCN approval process to be bifurcated by fuel source, which would expedite the issuance of a CPCN certificate for the Port Washington combined cycle gas project. Correspondingly, on April 25, 2002 the CPCN application for the Port Washington Generating Station was deemed complete by the PSCW. Hearings for the Port Washington Generating Station were held in September 2002, and a written order approving the issuance of a CPCN for the project was received in December 2002. The CPCN filing for the generating station at the Company’s existing Oak Creek Power Plant site was deemed complete by the PSCW on November 15, 2002. In January 2003, certain intervenors filed with the PSCW a Petition for Review of the completeness determination seeking its reversal. The Company is opposing the petition and believes that the PSCW will reject the petition and reaffirm its completeness determination. Under the current schedule, Wisconsin Energy anticipates receiving a decision from the PSCW on the Oak Creek site’ in late 2003. Wisconsin Energy continues to work with the PSCW and the Wisconsin Department of Natural Resources (“WDNR”) to obtain all required permits and project approvals.

For further information concerning the Power the Future strategy, see “Factors Affecting Results, Liquidity and Capital Resources” below.

Divestiture of Assets

During 2000, Wisconsin Electric agreed to join American Transmission Company (“ATC”) by transferring its electric utility transmission system assets to ATC in exchange for an equity interest in this new company. Transfer of these electric transmission assets, with a net book value of approximately $224.1 million, become effective on January 1, 2001. During 2001, ATC issued debt and distributed $105.2 million of cash back to Wisconsin Electric as a partial return of the original equity contribution. As of December 31, 2002, the Company had an equity interest of approximately 37% in ATC. Joining ATC is consistent with the Federal Energy Regulatory Commission’s Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

The Company anticipates that the transfer of its electric transmission assets to ATC will be earnings neutral with the PSCW surcharge authorized in October 2002. However, the asset transfer has changed where transmission-related activities are reflected on the income statement. Prior to the asset transfer, transmission-related costs were reflected in Other Operation and Maintenance expense, Depreciation expense and Financing Costs (for interest expense). Following transfer of the transmission assets, the Company reports fees paid to ATC for electric transmission service in Other Operation and Maintenance expense and recognizes the equity interest in ATC’s reported earnings in Other Income and (Deductions), Equity in Earnings of Unconsolidated Affiliates. See “Rates and Regulatory Matters” below for information related to recovery of the Company’s transmission costs.

RESULTS OF OPERATIONS

EARNINGS

Earnings during 2002 increased by $12.7 million to $258.0 million compared to 2001 earnings. The increase is primarily attributable to improved electric and gas margins, a strong focus on managing financial resources and reduced financing costs. Offsetting these items were $17.3 million for litigation settlements, $10.5 million in reduced interest income, $5.3 million in costs in 2002 for the early repayment of $103.4 million of long-term debt and additional expenses related to nuclear operations.

Earnings during 2001 increased by $81.8 million to $245.3 million compared to 2000 earnings. The primary causes for this increase were the successful operations of Company owned generation assets, price increases to recover fuel costs and reliability expenditures and interest income related to a litigation matter. In addition, in 2000, the Company recorded $43.9 million, after tax, of non-recurring charges. These charges include $34.3 million related to severance benefits and other items and a contribution of $9.6 million, after tax, to the Wisconsin Energy Foundation.

The following table summarizes the Company’s earnings during 2002, 2001 and 2000.

Wisconsin Electric Power Company	2002	2001	2000
	(Millions of Dollars)
Gross Margin
Electric (See below)	$1,397.5	$1,336.3	$1,271.9
Gas (See below)	149.0	138.1	141.0
Steam	14.7	15.6	15.7

Total Gross Margin	1,561.2	1,490.0	1,428.6
Other Operating Expenses
Other Operation and Maintenance	736.3	681.9	696.1
Depreciation, Decommissioning and Amortization	267.9	264.3	272.7
Property and Revenue Taxes	71.7	67.8	65.9

Operating Income	485.3	476.0	393.9
Other Income (Deductions)	24.3	36.0	(9.8)
Financing Costs	92.7	108.9	116.2

Income Before Income Taxes	416.9	403.1	267.9
Income Taxes	157.7	156.6	103.2
Preferred Stock Dividend Requirement	1.2	1.2	1.2

Net Earnings	$258.0	$245.3	$163.5

Electric Utility Revenues, Gross Margins and Sales

The following table compares Wisconsin Electric’s total electric utility operating revenues and its gross margin during 2002 with similar information for 2001 and 2000.

Electric Utility Operations	Electric Revenues and Gross Margin			Megawatt-Hour Sales
	2002	2001	2000	2002	2001	2000
	(Millions of Dollars)			(Thousands)
Operating Revenues
Residential	$693.4	$644.8	$597.2	8,147.8	7,615.7	7,477.6
Small Commercial/Industrial	591.0	577.3	534.7	8,473.2	8,354.2	8,287.5
Large Commercial/Industrial	475.6	472.0	464.9	10,933.0	10,983.0	11,626.2
Other-Retail/Municipal	71.0	63.2	58.3	1,810.4	1,599.4	1,527.3
Resale-Utilities	31.3	69.6	84.0	1,013.8	1,987.4	2,480.2
Other Operating Revenues	22.3	12.9	24.3	—	—	—

Total Operating Revenues	1,884.6	1,839.8	1,763.4	30,378.2	30,539.7	31,398.8

Fuel and Purchased Power
Fuel	278.9	308.8	325.3
Purchased Power	208.2	194.7	166.2

Total Fuel and Purchased Power	487.1	503.5	491.5

Gross Margin	$1,397.5	$1,336.3	$1,271.9

Weather—Degree Days (a)
Heating (6,769 Normal)				6,551	6,338	6,716
Cooling (703 Normal)				897	711	566

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

2002 vs 2001:    During 2002, total electric energy sales decreased by 0.5% compared with 2001, primarily reflecting a decline in sales for resale to other utilities, the Resale-Utilities customer class. This decline was due to a reduced demand for wholesale power. Most of the remaining customer classes had increased sales in 2002 reflecting favorable weather and the growth in the average number of customers. Sales to Wisconsin Electric’s largest commercial/industrial customers, two iron ore mines, declined by 2.8% between the comparative periods due to the shutdown of a mine in the first quarter of 2002. Excluding these mines, total electric sales decreased by 0.4% and sales to the remaining large commercial/industrial customers increased by 0.1% between the comparative periods.

During 2002, Wisconsin Electric’s total electric utility operating revenues increased by $44.8 million or 2.4% compared with 2001 due to favorable weather, the full year impact of price increases related to fuel and purchased power and a surcharge related to transmission costs. As measured by cooling degree days, 2002 was 26.2% warmer than 2001 and 27.6% warmer than normal. In February and May 2001, Wisconsin Electric received increases in rates to cover increased fuel and purchased power costs. On a year over year basis, the fuel surcharge resulted in $10.0 million of additional revenue. For additional information concerning the rate increases, see “Factors Affecting Results, Liquidity and Capital Resources” below. Even with the increased fuel revenues, the Company estimates that it under-recovered fuel and purchased power costs by $2.3 million and $0.1 million for 2002 and 2001, respectively. In addition, in October 2002, the Company implemented a PSCW approved surcharge for recovery of increased annual transmission costs associated with American Transmission Company LLC (“ATC”) which increased 2002 revenues by approximately $8.7 million.

Between the comparative periods, fuel and purchased power expenses decreased by $16.4 million or 3.3% primarily due to lower natural gas prices, lower wholesale power prices, and lower megawatt sales. These reductions were partially offset by higher costs due to a larger number of planned outages including a second refueling outage at the Point Beach Nuclear Plant during 2002. The lower fuel and purchased power expenses and increased sales to higher margin customers offset the impact on electric revenues of the decline in electric megawatt-hours such that the total gross margin on electric operating revenues increased by $61.2 million or 4.6% during 2002 compared with the same period in 2001.

2001 vs 2000:    During 2001, total electric sales fell by 2.7% compared with 2000, reflecting a softening economy that especially affected large commercial and industrial customers such as Wisconsin Electric’s largest retail customers, two iron ore mines. Sales to these mines decreased by 17.7% during 2001. Excluding the two mines, total electric sales decreased 1.5% during 2001 and sales to the remaining large commercial/industrial customers decreased by 2.3% when compared with 2000. Due to warmer weather during the summer of 2001, a 1.8% increase in sales to residential customers, who are more weather sensitive and contribute higher margins than other customer classes, partially offset the effects of the soft economy on electric sales during 2001. As measured by cooling degree days, 2001 was 25.6% warmer than 2000 and 3.8% warmer than normal. Sales for resale to other utilities, the Resale-Utilities customer class, declined 19.8% during 2001 primarily as a result of reduced demand for wholesale power.

During 2001, Wisconsin Electric’s total electric utility operating revenues increased by $76.4 million or 4.3% compared with 2000. Wisconsin Electric attributes this growth mostly to incremental rate increases in effect during 2001 related to higher fuel, purchased power and other operating costs. For additional information concerning these rate increases, see “Factors Affecting Results, Liquidity and Capital Resources” below. Higher electric cooling load during the summer of 2001 caused by a return to normal summer weather also contributed to the growth in electric operating revenues. These revenue increases were partially offset by a reduction in total electric sales during 2001 due in large part to a softening economy in the region.

Purchased power expenses increased by $28.5 million or 17.1% during 2001 primarily as a result of higher natural gas prices and, to a lesser extent, as a result of higher demand costs during 2001 associated with purchased power contracts. However, a $16.5 million or 5.1% decline in fuel costs during 2001, primarily driven by a change in the Company’s electric supply mix to lower cost nuclear generation and by an overall reduction in demand for electric energy during 2001, resulted in a net increase in fuel and purchased power expenses of $12.0 million or 2.4% when compared with 2000. Due to the increase in operating revenues partially offset by the slightly higher fuel and purchased power costs, electric gross margin (total electric utility operating revenues less fuel and purchased power expenses) grew by $64.4 million or 5.1% during 2001 when compared with 2000.

Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Electric’s gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2002, 2001 and 2000.

Gas Utility Operations	2002	2001	2000
	(Millions of Dollars)
Gas Operating Revenues	$389.8	$457.1	$399.7
Cost of Gas Sold	240.8	319.0	258.7

Gross Margin	$149.0	$138.1	$141.0

2002 vs 2001:    During 2002, total gas utility operating revenues decreased by $67.3 million or 14.7% compared to 2001, due to lower gas costs offset in part by increased deliveries resulting from colder winter weather. This decline primarily reflects a decrease in natural gas costs in 2002 which are passed on to customers under gas cost recovery mechanisms.

2001 vs 2000:    During 2001, Wisconsin Electric’s gas operating revenues increased by $57.4 million or 14.4% when compared with 2000 revenues. This increase reflected a $60.3 million increase due to increases in the cost of gas sold offset in part by warmer weather which reduced volumes sold. Because changes in the cost of natural gas purchased at market prices were included in customer rates through the gas cost recovery mechanism, gas operating revenues changed by approximately the same amount as the cost of gas sold and gross margin was unaffected by such changes.

The following table compares Wisconsin Electric’s gas utility gross margins and therm deliveries during 2002, 2001 and 2000.

	Gross Margin			Therm Deliveries
Gas Utility Operations	2002	2001	2000	2002	2001	2000
	(Millions of Dollars)			(Millions)
Customer Class
Residential	$95.3	$87.4	$88.4	345.4	318.4	335.7
Commercial/Industrial	32.7	31.2	31.6	199.2	194.5	206.2
Interruptible	0.5	0.7	0.9	7.4	8.9	12.0

Total Gas Sold	128.5	119.3	120.9	552.0	521.8	553.9
Transported Gas	16.7	15.7	18.7	338.0	330.6	391.0
Other Operating	3.8	3.1	1.4	—	—	—

Total	$149.0	$138.1	$141.0	890.0	852.4	944.9

Weather—Degree Days (a)
Heating (6,769 Normal)				6,551	6,338	6,716

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

2002 vs 2001:    Gas gross margin for 2002 totaled $149.0 million, or an increase of $10.9 million from 2001. This increase was primarily due to a return to colder winter weather in 2002 which increased the heating degree days compared to 2001. In addition, the Company had a rate increase which became effective December 20, 2001 which contributed $3.2 million in 2002. The average number of customers also increased in 2002 which favorably impacted the fixed component of operating revenues that is not affected by volumes fluctuations.

2001 vs 2000:    Gas margins totaled $138.1 million in 2001, or a $2.9 million decline from 2000. This decline was directly related to warmer winter weather which reduced the heating load. Total therm deliveries of natural gas decreased by 9.8% during 2001, but varied within customer classes. Volume deliveries for the residential and commercial/industrial customer classes decreased by 5.2% and 5.7%, respectively, reflecting warmer weather. Residential and commercial customers are more weather sensitive and contribute higher margins per therm than other customers. Transportation volumes were 15.4% lower than the prior year reflecting fuel switching to lower-cost fuel options and a softening economy.

Other Utility Items

Other Operation and Maintenance Expenses:    Other operation and maintenance expenses increased by $54.4 million or 8.0% during 2002 compared with 2001. The most significant change in other operation and maintenance expenses between 2002 and 2001 resulted from $17.3 million for the settlements of litigation with the City of West Allis in the second quarter of 2002 and Giddings & Lewis Inc. and Kearney & Trecker Corporation (now part of Giddings & Lewis) in the third quarter of 2002. Increased other operation and maintenance expenses during 2002 were also attributable to $9.8 million of higher electric transmission expenses associated with ATC which were offset by increased revenues recorded due to the surcharge which became effective in October of 2002, $9.2 million of increased scheduled maintenance at several steam generation plants, and $15.4 million associated with the second scheduled outage and incremental costs associated with reactor vessel head inspections at Point Beach Nuclear Plant in 2002. In 2002, both Point Beach nuclear units had scheduled outages. In 2001, only one nuclear unit had a scheduled outage. One outage is scheduled for 2003. The Company also experienced an increase of $13.7 million for employee benefit and pension costs and $4.8 million in property insurance costs which were partially offset by cost reduction efforts during 2002. These increased expenses were offset in part by lower intercompany costs related to information systems. Prior to August 2001, Wisconsin Gas utilized its own customer service system. In connection with the merger, in August of 2001, Wisconsin Gas transferred its customer service function to Wisconsin Electric which resulted in decreased operating and maintenance costs of $7.8 million for Wisconsin Electric for 2002 compared to 2001.

Other operation and maintenance expenses decreased by $14.2 million during 2001 when compared with 2000. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $44.9 million of higher electric transmission expenses caused by a change in how electric transmission costs are recorded as a result of the transfer of Wisconsin Electric’s electric transmission assets to ATC on January 1, 2001. Also, in 2000, the Company recorded $52.7 million of costs associated with the WICOR merger including severance, benefits and other items which did not recur in 2001. Partially offsetting this was a reduction in costs as a result of the WICOR merger, which led to the consolidation of common operating and support areas.

Depreciation, Decommissioning and Amortization Expenses:    Depreciation, decommissioning and amortization expenses increased by $3.6 million during 2002 compared with 2001. This slight increase was primarily due to capital asset additions of longer-lived assets offset by the impact of the retirement of several shorter-lived intangible assets.

Depreciation, decommissioning and amortization expenses were $8.4 million lower during 2001 compared with 2000. The transfer of electric transmission assets to the ATC resulted in a reduction in depreciation expense, which was partially offset by increased capital asset additions for electric generation and for electric and gas distribution systems.

Other Income and Deductions:    Other Income and Deductions decreased by $11.7 million during 2002 compared to 2001 primarily due to $10.5 million of interest income accrued in 2001 related to litigation.

Other Income and Deductions increased by $45.8 million during 2001 over 2000 due to recognition of equity in the earnings of ATC of $20.6 million, reduced contributions to the Wisconsin Energy Foundation, and $10.5 million of interest income the Company accrued on the deposit tendered in the Giddings & Lewis, Inc./City of West Allis lawsuit partially offset by lower interest income on investments. For more information concerning this lawsuit see “Note O — Commitments and Contingencies” in the Notes to Consolidated Financial Statements.

Financing Costs:    Financing costs decreased by $16.2 million during 2002 compared to 2001 due primarily to the early repayment of $103.4 million of long-term debt in 2002 and lower interest rates.

Financing costs decreased by $7.3 million during 2001 compared to 2000, primarily due to lower interest rates on variable rate debt.

Income Taxes:    Wisconsin Electric’s effective income tax rate was 37.8%, 38.8% and 38.5% in each of the three years ended December 31, 2002, 2001 and 2000, respectively. The 2002 rate was favorably impacted by historical rehabilitation tax credits.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Electric’s cash flows during 2002, 2001 and 2000:

Wisconsin Electric Power Company	2002	2001	2000
	(Millions of Dollars)
Cash Provided by (Used in)
Operating Activities	$656.3	$537.1	$572.7
Investing Activities	($416.1)	($301.8)	($419.3)
Financing Activities	($248.2)	($224.6)	($192.7)

Operating Activities

During 2002, cash flow from operations increased to $656.3 million, or a $119.2 million improvement over 2001. This increase was primarily attributable to the return of a $100 million deposit plus accrued interest as a result of a favorable court ruling. During 2001, cash flow from operations decreased to $537.1 million or $35.6 million from 2000 levels primarily attributable to changes in working capital requirements, non-cash changes in how the Company accounts for electric transmission operations offset by increased operating income.

Investing Activities

During 2002, Wisconsin Electric had net cash outflows for investing activities of $416.1 million as compared to $301.8 million in 2001. For 2002 and 2001, capital expenditures totaled $365.7 million and $377.0 million, respectively. The primary reason for the decline is the receipt during 2001 of $105.2 million from ATC as a partial return of the Company’s investment. In addition, due to the timing of refueling outage schedules at Point Beach Nuclear Plant, the Company spent $10.8 million more on the acquisition of nuclear fuel between the comparative periods.

During 2001, the Company transferred its transmission assets with a net book value of approximately $224.1 million to ATC, in exchange for approximately a 37% equity interest. ATC remitted $105.2 million of cash back to the Company in 2001 as a partial return of its investment. During 2001, the Company spent $377.0 million on capital expenditures, which was a $24.5 million increase over 2000. The largest increase in capital expenditures was for electric and gas distribution assets.

Financing Activities

During 2002, Wisconsin Electric used $248.2 million of net cash in its financing activities consisting primarily of the payment of $179.6 million of dividends to Wisconsin Energy. In January 2002, the Company redeemed $103.4 million of debt with a weighted average interest rate of 8.4%. In December 2002, the Company retired $150.0 million of 6 5/8% debentures at maturity. These redemptions and maturity were financed with short-term commercial paper bearing rates of approximately 2%.

During 2001, the Company used $224.6 million of net cash in its financing activities consisting primarily of the payment of $130.0 million of dividends to Wisconsin Energy.

CAPITAL RESOURCES AND REQUIREMENTS

Capital Resources

The Company anticipates meeting its capital requirements during 2003 primarily through internally generated funds, short-term borrowings and existing lines of credit supplemented through the issuance of debt securities. Beyond 2003, Wisconsin Electric anticipates meeting its capital requirements through internally generated funds supplemented, when required, through the issuance of debt securities. The Company is planning to issue $575 million of debt securities in 2003 under an existing $800 million shelf registration statement, depending on market conditions and other factors, and use the proceeds to redeem four series of its outstanding debt securities aggregating $425 million and to repay short-term debt incurred to retire $150 million of debt that matured in December 2002.

The Company has access to the capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Electric’s ability to attract the necessary financial capital at reasonable terms is critical to the Company’s overall strategic plan. Wisconsin Electric believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2002, Wisconsin Electric had approximately $230 million of available unused lines of bank back-up credit facilities on a consolidated basis. The Company had approximately $354.8 million of total consolidated short-term debt outstanding on such date.

The Company reviews its bank back-up credit facility needs on an ongoing basis and expects to be able to maintain adequate credit facilities to support its operations. The following table summarizes such facilities at December 31, 2002:

Company	Total Facility	Drawn	Credit Available	Facility Maturity	Facility Term
	(Millions of Dollars)
Wisconsin Electric	$230.0	$ —	$230.0	June 2003	364 Day

On June 26, 2002, Wisconsin Electric entered into an unsecured 364 day $230 million bank back-up credit facility to replace a credit facility that was expiring. The credit facility may be extended for an additional 364 days, subject to lender agreement.

The following table shows Wisconsin Electric’s consolidated capitalization structure at December 31:

Capitalization Structure	2002		2001
	(Millions of Dollars)
Common Equity	$2,049.9	52.6%	$1,980.1	51.0%
Preferred Stock	30.4	0.8%	30.4	0.8%
Long-Term Debt (including current maturities)	1,459.4	37.5%	1,703.2	43.8%
Short-Term Debt	354.8	9.1%	172.4	4.4%

Total	$3,894.5	100.0%	$3,886.1	100.0%

Access to capital markets at a reasonable cost is determined in large part by credit quality. The following table summarizes the ratings of the debt securities of Wisconsin Electric by Standard & Poors Corporation (“S&P”), Moody’s Investors Service (“Moody’s”) and Fitch as of December 31, 2002.

Wisconsin Electric Power Company	S&P	Moody’s	Fitch
Commercial Paper	A-1	P-1	F1+
Secured Senior Debt	A	Aa2	AA
Unsecured Debt	A-	Aa3	AA-
Preferred Stock	BBB+	A2	AA-

In February 2003, Moody’s placed under review for possible downgrade the long-term security ratings of Wisconsin Electric and confirmed the commercial paper rating of Wisconsin Electric. S&P’s’ and Fitch’s current outlook for Wisconsin Electric is stable.

Wisconsin Electric believes these security ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agencies only. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be $340 million during 2003. Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives that impact the Company, future long-term capital requirements may vary from recent capital requirements. Wisconsin Electric currently expects capital expenditures, excluding the purchase of nuclear fuel and expenditures for new generating capacity contained in the Power the Future strategy described below, to be between $325 million and $450 million per year during the next five years.

Pension Investments:    The Company funds its pension obligations in outside trusts. During 2002, the pension investments in the trusts have performed consistent with the stock market which has resulted in double digit negative returns. In addition, interest rates have fallen, which results in a higher discounted pension obligation. The Company has recorded a minimum pension liability as of December 31, 2002 for $163.6 million due to the negative returns on the pension assets and lower discount rates.

Financial Instruments:    Wisconsin Electric is a party to various financial instruments with off-balance sheet risk as a part of its normal course of business, including financial guarantees and letters of credit which support construction projects, commodity contracts and other payment obligations. The Company’s estimated maximum exposure under such agreements is approximately $3 million as of December 31, 2002. However, the Company believes the likelihood is remote that material payments will be required under these agreements. See “Note L — Guarantees” in the Notes to Consolidated Financial Statements for more information.

Contractual Obligations/Commercial Commitments:    The Company has the following contractual obligations and other commercial commitments as of December 31, 2002:

		Payments Due by Period
Contractual Obligations (a)	Less than 1 yr	1-3 years	3-5 years	After 5 years	Total
	(Millions of Dollars)
Long-Term Debt (b)	$1.9	$143.8	$203.3	$909.3	$1,258.3
Capital Lease Obligations (c)	56.1	89.9	71.1	437.5	654.6
Operating Lease Obligations (d)	33.6	77.0	77.8	88.2	276.6
Unconditional Purchase Obligations (e)	4.1	13.4	3.3	11.8	32.6
Other Long-Term Obligations (f)	127.0	205.2	47.5	24.8	404.5

Total Contractual Cash Obligations	$222.7	$529.3	$403.0	$1,471.6	$2,626.6

(a)	The amounts included in the table are calculated using current market prices, forward curves and other estimates. Contracts with multiple unknown variables have been omitted from the analysis.

(b)	Principal payments on Long-Term Debt of Wisconsin Electric and its affiliate (excluding capital lease obligations).

(c)	Capital Lease Obligations of Wisconsin Electric for nuclear fuel lease and purchase power commitments.

(d)	Operating Leases Obligations for purchased power for Wisconsin Electric.

(e)	Unconditional Purchase Obligations for information technology and other services for utility operations.

(f)	Primarily other Long-Term Obligations under various contracts of Wisconsin Electric for the procurement of fuel, power, gas supply and associated transportation, primarily related to utility operations.

Obligations for utility operations by Wisconsin Electric have historically been included as part of the rate making process and therefore are generally recoverable from customers.

Guarantees:    Wisconsin Electric provides various guarantees supporting certain of its operations. The guarantees issued by Wisconsin Electric guarantee payment or performance by the Company under specified agreements or transactions. As a result, the Company’s exposure under the guarantees is based upon the net liability under the specified agreements or transactions. The majority of the guarantees issued by Wisconsin Electric limit the exposure of the Company to a maximum amount stated in the guarantees. See “Note L—Guarantees” in the Notes to Consolidated Financial Statements for more information.

FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

The Company is exposed to market and other significant risks as a result of the nature of its business and the environment in which that business operates. Such risks, described in further detail below, include but are not limited to:

Commodity Price Risk:    In the normal course of business, the Company utilizes contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of its available generating capacity and energy during periods when available power resources are expected to exceed the requirements of its obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, uranium, natural gas and fuel oil.

Wisconsin’s retail electric fuel cost adjustment procedure mitigates some of Wisconsin Electric’s risk of electric fuel cost fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted, subject to risks associated with the regulatory approval process including regulatory lag. The PSCW has authorized dollar for dollar recovery of natural gas costs of Wisconsin Electric through gas cost recovery mechanisms, which mitigates most of the risk of gas cost variations. For additional information concerning the fuel cost adjustment procedure and the gas cost recovery mechanisms, see “Rates and Regulatory Matters” below.

Regulatory Recovery Risk:    The electric operations of Wisconsin Electric burn natural gas in several of its peaking power plants or as a supplemental fuel at several coal-based plants, and the cost of purchased power is tied to the cost of natural gas in many instances. Wisconsin Electric bears some regulatory risk for the recovery of such fuel and purchased power costs when they are higher than the base rate established in its rate structure.

As noted above, the electric operations of Wisconsin Electric operate under a fuel cost adjustment clause in the Wisconsin retail jurisdiction for fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks and benefits of fuel cost variances that are within 3% of the base rate. For 2002, 2001 and 2000, actual fuel and purchased power costs at Wisconsin Electric exceeded base fuel rates by $2.3 million, $0.1 million and $25.9 million, respectively. In 2002 and 2001, the rates included a fuel surcharge.

Weather:    The rates of Wisconsin Electric are set by the PSCW based upon estimated temperatures which approximate 20-year averages. Wisconsin Electric’s electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. The gas revenues are sensitive to the winter heating season. A summary of actual weather information in the utility’s service territory during 2002, 2001 and 2000, as measured by degree-days, may be found above in “Results of Operations”.

Interest Rate Risk:    The Company, including its affiliate, has various short-term borrowing arrangements to provide working capital and general corporate funds. Wisconsin Electric also has variable rate long-term debt outstanding at December 31, 2002. Borrowing levels under such arrangements vary from period to period depending upon capital investments and other factors. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

The Company performed an interest rate sensitivity analysis at December 31, 2002 of its outstanding portfolio of $354.8 million short-term debt with a weighted average interest rate of 1.63% and $165.4 million of variable-rate long-term debt with a weighted average interest rate of 1.78%. A one-percentage point change in interest rates would cause the Company’s annual interest expense to increase or decrease by approximately $3.5 million before taxes from short-term borrowings and $1.7 million before taxes from variable rate long-term debt outstanding.

Marketable Securities Return Risk:    The Company funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect future pension, other postretirement benefit and nuclear decommissioning expenses. Future annuity payments to these trust funds can also be affected by changes in the market price of trust fund assets. Wisconsin Electric expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company’s various utility regulators. However, the Company is currently operating under a PSCW ordered, qualified five-year rate restriction period through 2005. For further information about the rate restriction, see “Rates and Regulatory Matters” below.

At December 31, 2002, the Company held the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

Wisconsin Electric Power Company	Millions of Dollars
Pension trust funds	$609.6
Nuclear decommissioning trust fund	$550.0
Other postretirement benefits trust funds	$ 78.6

Wisconsin Electric manages its fiduciary oversight of the pension and other postretirement plan trust fund investments through a Board-appointed Investment Trust Policy Committee. Qualified external investment managers are engaged to manage the investments. The Company conducts asset/liability studies periodically through an outside investment advisor. The current study projects long-term, annualized returns of approximately 9%.

Fiduciary oversight for the nuclear decommissioning trust fund investments is also the responsibility of the Board-appointed Investment Trust Policy Committee. Qualified external investment managers are also engaged to manage these investments. An asset/liability study is periodically conducted by an outside investment advisor, subject to additional constraints established by the PSCW. The current study projects long-term, annualized returns of approximately 9%. Current PSCW constraints allow a maximum allocation of 65% in equities. The allocation to equities is expected to be reduced as the date for decommissioning Point Beach Nuclear Plant approaches in order to increase the probability of sufficient liquidity at the time the funds will be needed.

Wisconsin Electric insures various property and outage risks through Nuclear Electric Insurance Limited (“NEIL”). Annually, NEIL reviews its underwriting and investment results and determines the feasibility of granting a distribution to policyholders. Adverse loss experience, rising reinsurance costs, or impaired investment results at NEIL could result in increased costs or decreased distributions to Wisconsin Electric.

Economic Risk.    The Company is exposed to market risks in the regional Midwest economy.

Inflationary Risk:    The Company continues to monitor the impact of inflation, especially with respect to the rising costs of medical plans, in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. Except for continuance of an increasing trend in the inflation of medical costs and the impacts on the Company’s medical and post retirement benefit plans, the Company has expectations of low-to-moderate inflation. Wisconsin Electric does not believe the impact of general inflation will have a material effect on its future results of operations.

For additional information concerning risk factors, including market risks, see “Cautionary Factors” below.

RATES AND REGULATORY MATTERS

The PSCW regulates retail electric, natural gas and steam rates in the state of Wisconsin, while the Federal Energy Regulatory Commission (“FERC”) regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission (“MPSC”) regulates retail electric rates in the state of Michigan. Orders from the PSCW can be viewed at http://psc.wi.gov/ and orders from the MPSC can be viewed at www.michigan.gov/mpsc/.

Wisconsin Jurisdiction

WICOR Merger Order:    As a condition of its March 2000 approval of the WICOR acquisition, the PSCW ordered a five-year rate freeze for electric and natural gas rates for Wisconsin Electric and Wisconsin Gas effective January 1, 2001 subject to a limited number of “carve out” items. The Company may seek biennial rate reviews during the five-year rate restriction period limited to “carve out” changes in revenue requirements as a result of:

➢	Governmental mandates;

➢	Abnormal levels of capital additions required to maintain or improve reliable electric service; and

➢	Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company’s total gas revenue requirements are to remain revenue neutral under the merger order. In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow the Company to retain efficiency gains associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

The table below summarizes the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric’s electric, natural gas and steam utilities. See “Rates and Regulatory Matters” above for the web site addresses where the related rate orders can be found.

Service—Wisconsin Electric	Incremental Annualized Revenue Increase (Decrease)	Percent Change in Rates	Authorized Return on Common Equity	Effective Date
	(Millions)	(%)	(%)
Retail electric, WI (a)	$48.1	3.2%	—	10/22/02
Retail electric, MI (b)	$3.2	7.8%	11.0%	9/16/02
Fuel electric, MI	$1.6	3.8%	—	1/01/02
Retail gas (c)	$3.6	0.9%	12.2%	12/20/01
Fuel electric, WI (d)	$20.9	1.4%	—	5/03/01
Fuel electric, WI (d)	$37.8	2.5%	—	2/09/01
Fuel electric, MI	$1.0	2.4%	—	1/01/01
Retail electric, WI	$27.5	1.8%	12.2%	1/01/01
Retail electric, WI (e)	$11.3	0.8%	12.2%	8/30/00
Retail gas (e)	($3.6)	(0.9)%	12.2%	8/30/00
Retail electric, WI (e)	$25.2	1.7%	12.2%	4/11/00
Retail gas (e)	$11.6	3.1%	12.2%	4/11/00

(a)	In October 2002, the PSCW issued its order authorizing a surcharge for recovery of $48.1 million of annual estimated incremental costs associated with the formation and operation of the ATC. The additional revenues will be offset by additional transmission costs.

(b)	In September 2002, the MPSC issued an order authorizing an annual electric retail rate increase of $3.2 million for Wisconsin Electric. In addition, the September 2002 order issued by the MPSC authorized the Company to include the transmission costs from ATC prospectively in its Power Supply Cost Recovery clause.

(c)	In November 2001, the Milwaukee County Circuit Court overturned the PSCW’s August 2000 final order for natural gas rates and the PSCW reinstated the higher April 2000 interim gas rate order, effective December 2001.

(d)	The February 2001 order was an interim order that was effective until the May 2001 final order was issued by the PSCW. The final May 2001 order superceded the February 2001 interim order.

(e)	The April 2000 order was an interim order that was effective until the August 2000 final order was issued by the PSCW. The retail gas August 2000 final order was amended in the December 2001 Order.

In March 2000, the PSCW approved Wisconsin Electric’s request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.1%) increase for gas operations. The interim increase, which was subject to potential refund, became effective in April 2000. Rates in the interim order were based upon a 12.2% return on common equity.

In August 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or $11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or $3.6 million lower than authorized in the interim order). Wisconsin Electric refunded to gas customers revenues that resulted from the difference in gas rates between the interim and final orders. In its August 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective in January 2001. Rates in the final order were based upon a 12.2% return on common equity.

In November 2000, Wisconsin Electric filed a petition for judicial review with the Milwaukee County Circuit Court challenging the PSCW’s decision to limit the final gas rate increase to $8.0 million rather than the $11.6 million found reasonable for the interim increase. In November 2001 the Milwaukee County Circuit Court ruled in Wisconsin Electric’s favor and remanded the case back to the PSCW for action. The PSCW did not challenge the court’s decision and authorized the Company to increase natural gas rates by $3.6 million effective December 2001.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for, among other things, electric reliability and safety construction expenditures as well as for nitrogen oxide (“NOx”) remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures were subject to refund at the end of 2001 to the extent that actual expenditures were less than forecasted expenditures included in the final order. During 2002, the Company accrued a $1.1 million refund liability associated with the electric safety and reliability spending requirements subject to PSCW review and future resolution. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NOx emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for the revenue requirement components associated with NOx expenditures. Wisconsin Electric’s actual NOx remediation expenditures resulted in an under-spent balance of approximately $11.9 million in the escrow account at the end of 2002. The NOx escrow balance will be impacted by future NOx expenditures and rate making activities.

The Company has the ability to request biennial rate reviews for certain “carve out” items. The Company is currently evaluating the need for regulatory relief for the year beginning January 1, 2004.

Electric Transmission Cost Recovery:    In September 2001, Wisconsin Electric requested that the PSCW approve $58.8 million of annual rate relief to recover the estimated incremental costs associated with the formation and operation of ATC, which was designed to enhance transmission access and increase electric system reliability and market efficiency in the state of Wisconsin. Wisconsin Electric was also seeking to recover associated incremental transmission costs of the Midwest Independent Transmission System Operator Inc., the multi-state organization that will monitor and control electric transmission throughout the Midwest. These increased costs are primarily due to the implementation of capital improvement projects for the period 2001-2005 and associated operation costs that are expected to increase transmission capacity and reliability. The Company anticipates that cost recovery of the transmission related costs under this request and similar requests in the Michigan jurisdiction will be earnings neutral subject to approval of these requests by the PSCW and MPSC. In October 2002, the PSCW issued its order authorizing a surcharge for recovery of $48 million of annual costs reflecting lower projected transmission costs through 2005 than estimated by the Company. Recognizing the uncertainty of these transmission related costs, the PSCW order authorized a four year escrow accounting treatment such that rate recovery will ultimately be trued-up to actual costs plus a return on the unrecovered costs. The October 2002 order is expected to increase both annual revenues and operating costs by $48 million, with an insignificant impact to net earnings.

Fuel Cost Adjustment Procedure:    As previously reported, Wisconsin Electric operates under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity and purchase power contracts. In December 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates on an expedited basis to recover increased costs of fuel and purchased power in 2001. Wisconsin Electric revised its projected power supply cost shortfall in January 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held in mid-January 2001. In February 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 power supply costs. Hearings on the final phase of the case were held in late March and early April 2001. The PSCW issued a final order in May 2001, effective immediately, authorizing a total increase in rates of $58.7 million (or an additional $20.9 million over the interim order). Under the final order, Wisconsin Electric would have to refund to customers any over recoveries of fuel costs as a result of the surcharges authorized in 2001. During 2002 and 2001, the Company did not over recover fuel costs.

During the second quarter of 2002, the PSCW issued an order authorizing new fuel cost adjustment rules to be implemented in the Wisconsin retail jurisdiction. The new rules will not be effective for Wisconsin Electric until January 2006, the end of a five year rate freeze associated with the WICOR Merger Order. Until such time, Wisconsin Electric will operate under an approved transaction mechanism similar to the old fuel cost adjustment procedure.

In addition, as previously reported, on June 4, 2001, two consumer advocacy groups petitioned the Dane County Circuit Court for review of decisions related to authorization by the PSCW for Wisconsin Electric to add a surcharge to its electric rates to recover its expected 2001 power supply costs. The petitioners alleged that the PSCW made various material errors of law and procedure as a result of which the Court should set aside both interim and final orders and remand the case to the PSCW. The case was settled and, in May 2002, the Dane County Circuit Court issued a final order dismissing the petition.

In February 2003, Wisconsin Electric completed a power supply cost analysis which included updated natural gas cost projections for 2003. Based on this analysis, in February 2003 the Company filed a request with the PSCW to increase Wisconsin retail electric rates by $55.0 million annually to recover forecasted increases in fuel and purchased power costs. Under the current fuel cost adjustment procedure, Wisconsin Electric expects to receive an interim order from the PSCW authorizing an increase in electric rates in March 2003. The interim order would be subject to PSCW audit and final order later in the year.

Gas Cost Recovery Mechanism:    As a result of the acquisition of WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms (“GCRM”) for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric had operated under a modified dollar-for-dollar GCRM, which included after the fact prudence reviews by the PSCW. The majority of the Company’s gas costs are passed through to customers under its existing gas cost recovery mechanisms.

In February 2001, the PSCW issued an order to Wisconsin Electric authorizing a GCRM. Under the new GCRM, gas costs are passed directly to customers through a purchased gas adjustment clause. However, Wisconsin Electric has the opportunity to increase or decrease earnings by up to approximately 2.5% of its total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW.

Commodity Price Risk:    The gas operations of Wisconsin Electric have a commodity risk management program that has been approved by the PSCW. This program hedges the cost of natural gas and therefore changes in the value of the financial instruments do not impact net income. This program allows the Company’s gas operations to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under this program, Wisconsin Electric has the ability to hedge up to 50% of its planned flowing gas and storage inventory volumes. The cost of applicable call and put option contracts, as well as gains or losses realized under the contracts, do not affect net income as they are fully recovered under the purchase gas adjustment clauses of Wisconsin Electric’s gas cost recovery mechanism. In addition, under the Gas Cost Incentive Mechanism, Wisconsin Electric uses derivative financial instruments to manage the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts, are subject to sharing under the incentive mechanism.

Power the Future Port Washington Order:    The PSCW issued its written order on December 20, 2002 granting We Power a CPCN to commence construction of two 545 megawatt natural gas-based combined cycle generating units on the site of Wisconsin Electric’s existing Port Washington, Wisconsin generating station (“Port Units 1 & 2”). The Order also authorized Wisconsin Gas to proceed with the construction of a connecting natural gas lateral and ATC to construct required transmission system upgrades to serve the Port Washington station. As part of the Order the PSCW also approved in substance the lease agreements and related documents under which Wisconsin Electric will staff, operate and maintain Port Units 1 & 2. Key financial terms of the leased generation contracts include:

➢	Initial lease term of 25 years with provisions for subsequent renewals at reduced rates;

➢	Cost recovery over a 25 year period on a mortgage basis amortization schedule;

➢	Imputed capital structure of 53% equity, 47% debt for lease computation purposes;

➢	Authorized rate of return of 12.7% on equity for lease calculation purposes;

➢	Fixed construction cost of the 2 Port units at $309.6 million and $280.3 million (2001 dollars) subject to escalation at the GDP inflation rate; and

➢	Ongoing PSCW supervisory authority only over those lease terms and conditions specifically identified in the Order, which do not include the key financial terms.

We Power is required to begin construction of Port Unit 1 no later then 12 months after it receives all necessary federal, state and local permits. We Power anticipates commencing construction of Port Unit 1 during the summer of 2003. We Power has entered into binding contracts with third parties to secure necessary engineering, design and construction services and major equipment components for Port Unit 1. Before beginning construction of Port Unit 2, the Order requires that an updated demand and energy forecast be filed with the PSCW to document market demand for additional generating capacity. We Power expects to begin the collection of certain amounts as provided for in the leased generation contracts from Wisconsin Electric in 2003. In January 2003, Wisconsin Electric filed a request with the PSCW to defer such costs for recovery in future rates.

Michigan Jurisdiction

In November 2000, Wisconsin Electric submitted an application with the MPSC requesting an electric retail rate increase of $3.7 million or 9.4% on an annualized basis. Hearings on this rate relief request were completed in June of 2001. In December of 2001, the MPSC issued an order reopening the case on a limited basis to incorporate the rate effects of the transfer of Wisconsin Electric transmission assets to ATC. Hearings were completed on April 10, 2002. In September 2002, the MPSC issued its order authorizing an annual electric retail rate increase of $3.2 million effective immediately. On February 20, 2003, International Paper Corporation filed a claim of appeal from the Michigan Public Service Commission’s final order in Case No. U-12725, which awarded the Company a $3.2 million rate increase and changed the procedures by which the Company recovers the cost of obtaining transmission services. The Company believes the Commission will prevail in defense of its order.

Electric Transmission Cost Recovery:    Consistent with the request in Wisconsin noted above, the Company filed a request with the MPSC in September 2001 for rate recovery of estimated 2002 transmission costs over 2001 levels in the amount of $0.3 million through the Michigan Power Supply Cost Recovery mechanism. In September 2002 the MPSC issued an order that authorized Wisconsin Electric to recover transmission costs in its Power Supply Cost Recovery Clause prospectively. During the fourth quarter of 2002, the Company filed a separate request with the MPSC for ATC start-up and incremental ATC cost deferrals to date that amounted to approximately $1.2 million.

ELECTRIC SYSTEM RELIABILITY

In response to customer demand for higher quality power as a result of modern digital equipment, Wisconsin Electric is evaluating and updating its electric distribution system as part of Wisconsin Energy’s enhanced Power the Future strategy. The Company is taking some immediate steps to reduce the likelihood of outages by upgrading substations and rebuilding lines to upgrade voltages and reliability. These improvements, along with better technology for analysis of the Company’s existing system, better resource management to speed restoration and improved customer communication, are near-term efforts to enhance the Company’s current electric distribution infrastructure. In the long-term, Wisconsin Electric is initiating a new distribution system design that is expected to consistently provide the level of reliability needed for a digital economy using new technology, advanced communications and a two-way electricity flow. Implementation of the Power the Future strategy is subject to a number of state and federal regulatory approvals. For additional information, see “Corporate Developments” above.

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2002. All of Wisconsin Electric’s generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. Deliveries were curtailed on several occasions to certain special contract customers in the Upper Peninsula of Michigan because of transmission constraints in the area.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2003. However, extremely hot weather, unexpected equipment failure or unavailability could require Wisconsin Electric to call upon load management procedures during 2003 as it has in past years.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Electric faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting the Company includes but are not limited to (1) air emissions such as carbon dioxide (“CO2”), sulfur dioxide (“SO2”), nitrogen oxide (“NOx”), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants.

Wisconsin Electric is currently pursuing a proactive strategy to manage its environmental issues including (1) substituting new and cleaner generating facilities for older facilities as part of the Power the Future strategy, (2) developing additional sources of renewable electric energy supply, (3) participating in regional initiatives to reduce the emissions of NOx from the Company’s fossil fuel-based generating facilities, (4) entering into a voluntary multi-emission agreement with the Wisconsin Department of Natural Resources to reduce emissions of SO2, NOx, and mercury by 45-50%, 60-65%, and 50%, respectively, within 10 years from Wisconsin Electric’s coal-based power plants in Wisconsin, (5) recycling of ash from coal-based generating units and (6) the clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see “Nuclear Operations” below and “Note F — Nuclear Operations” in the Notes to Consolidated Financial Statements, respectively.

National Ambient Air Quality Standards:     In July 1997, the EPA revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO2 and NOx emissions from coal-based generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards are expected to be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

Ozone Non-Attainment Rulemaking:    In October 1998, the EPA promulgated ozone transport rules to address transport of NOx and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NOx emissions by May 1, 2003. A court decision was issued in March 2000 excluding the state of Wisconsin but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemaking proceedings that require utilities, including Wisconsin Electric, to reduce NOx emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the EPA for the Lake Michigan region’s severe non-attainment areas.

Michigan’s and Wisconsin’s rules are both in effect. Wisconsin Electric currently expects to incur total annual expenditures of $12.7 million to $18.4 million and annual operation and maintenance costs of $1 million during the period 2003 through 2004 to comply with the Michigan and Wisconsin rules. Wisconsin Electric believes that compliance with the NOx emission reductions requirements will substantially mitigate costs to comply with the EPA’s July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric’s comprehensive plan to meet the Wisconsin regulations, permitting recovery in rates of NOx emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

Mercury Emission Control Rulemaking:    As required by the 1990 amendments to the Federal Clean Air Act, the EPA issued a regulatory determination in December 2000 that utility mercury emissions should be regulated. The EPA will develop draft rules by December 2003 and issue final rules by December 2004. In June 2001, the Wisconsin Department of Natural Resources (“WDNR”) independently developed draft mercury emission control rules that would affect electric utilities in Wisconsin. The draft rules call for 30%, 50% and 90% reductions in mercury air emissions over 5, 10 and 15 years, respectively. The draft rules also require offsets for new mercury-emitting generating facilities. Wisconsin’s draft rules have not been finalized and will likely be revised if finalized at some future date. The Company is currently unable to predict the ultimate rules that will be developed and adopted by the EPA or the WDNR, nor is it able to predict the impact, if any, that the EPA’s and WDNR’s mercury emission control rulemakings might have on the operations of its existing or potential coal-based generating facilities.

Manufactured Gas Plant Sites:    Wisconsin Electric is voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see “Note O — Commitments and Contingencies” in the Notes to Consolidated Financial Statements.

Ash Landfill Sites:    Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. For further information, see “Note O — Commitments and Contingencies” in the Notes to Consolidated Financial Statements.

EPA Information Requests:    Wisconsin Electric received a request during 2001 for information from the EPA regional offices pursuant to Section 114(a) of the Clean Air Act. For further information, see “Note O — Commitments and Contingencies” in the Notes to Consolidated Financial Statements.

LEGAL MATTERS

Giddings & Lewis Inc./City of West Allis Lawsuit:    In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In September 2001, the Wisconsin Court of Appeals overturned the $100 million punitive damage award and remanded the punitive damage claim back to the lower court for retrial. In January 2002, the Wisconsin Supreme Court denied the plaintiffs’ petition for review. Plaintiffs’ claims were settled during 2002 for a total cost of $17.3 million. For further information, see “Note O — Commitments and Contingencies” in the Notes to Consolidated Financial Statements.

NUCLEAR OPERATIONS

Point Beach Nuclear Plant:    Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin which are operated by Nuclear Management Company, LLC (“NMC”), a joint venture of the Company and affiliates of other unaffiliated utilities. During 2002, 2001, and 2000, Point Beach provided 22%, 25% and 23% of Wisconsin Electric’s net electric energy supply, respectively. The United States Nuclear Regulatory Commission (“NRC”) operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In July 2000, Wisconsin Electric’s senior management authorized the commencement of initial design work for the power uprate of both units at Point Beach. Subject to approval by the PSCW and a decision to relicense the units, the project may be completed by May 2007 and could add approximately 90 megawatts of electrical output to Point Beach.

NMC has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by mid-2003. Based upon the results of this evaluation and subject to approval by executive management and by the Board of Directors of Wisconsin Energy and Wisconsin Electric, Wisconsin Electric will determine whether to seek appropriate regulatory approvals, including submittal of an application to the NRC, in early 2004 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

In August 2001, the NRC issued Bulletin 2001-01, “Circumferential Cracking of Reactor Pressure Vessel Head Penetration Nozzles”, requesting that pressurized water reactor licensees provide information on the structural integrity of the subject nozzles. NMC responded that tests and inspections conducted at Point Beach over the last several years had not identified any evidence of such cracking. NMC conducted more thorough inspections of the reactor pressure vessel head and nozzles during the Spring 2002 Unit 2 refueling outage and found no indications of degradation. On August 9, 2002, NRC issued Bulletin 2002-02, “Reactor Pressure Vessel Head and Vessel Head

Penetration Nozzle Inspection Programs,” providing additional NRC expectations for reactor vessel head examinations. As a result of this new NRC guidance, NMC conducted more extensive examinations of the Unit 1 reactor pressure vessel head during the Fall 2002 refueling outage. The results of these examinations were also acceptable. The Company plans to replace both reactor vessel heads during the 2005 refueling outages as an alternative to incurring the additional time and costs of these examinations. The estimated cost of this capital expenditure is approximately $40 million in 2002 dollars.

On July 12, 2002, the NRC issued a Notice of Violation and provided its final significance determination, upholding its April 8, 2002 preliminary red finding for Point Beach related to a potential failure of the plant’s auxiliary feedwater system under certain postulated accident scenario analyses. In November 2001, as part of a comprehensive risk assessment, plant employees discovered the potential for a common mode failure of the plant’s auxiliary feedwater pumps. The matter was immediately reported to the NRC and prompt interim corrective actions were implemented. Point Beach has completed equipment modifications and updated its procedures to ensure operators have explicit guidance that matches training and to ensure plant personnel take appropriate actions when necessary. The NRC conducted an inspection in September 2002 to gather additional information. On October 2, 2002, the NRC determined that treatment as an old design issue not representative of current performance is appropriate. However, NRC’s consideration of this finding in their assessment of Point Beach’s current overall performance is presently on hold pending final resolution of a subsequent issue involving the plant’s auxiliary feedwater system. On October 24, 2002, while conducting post-maintenance testing, plant employees discovered the potential for another common mode failure mechanism under specific conditions for the plant’s auxiliary feedwater pumps. The matter was immediately reported to the NRC and prompt interim corrective actions were implemented. Analysis and evaluation of the susceptibility of the auxiliary feedwater system to this failure mode, assessment of the safety significance of this postulated condition, and interactions with NRC to achieve appropriate resolution are continuing. The Company is currently unable to estimate the impact, if any, that may result.

Used Nuclear Fuel Storage and Disposal:    During 1995, Wisconsin Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW. On March 13, 2001, the PSCW approved a May 2000 application for authority to load additional temporary used fuel dry storage containers. The application requested authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-canister capacity of the facility. NMC is under contract with a new vendor to supply the next generation of used fuel dry storage containers for Point Beach.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the “Waste Act”). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $185.3 million over the life of the plant. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. It is not possible, at this time, to predict with certainty when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy’s failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of December 2002, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the United States Department of Energy. Damages continue to accrue, and, accordingly, Wisconsin Electric expects to seek recovery of its damages in this lawsuit.

In January 2002, as required by the Nuclear Waste Policy Act, the Secretary of Energy notified the Governor of Nevada and the Nevada Legislature that he intended to recommend to the President that the Yucca Mountain site is scientifically sound and suitable for development as the nation’s long-term geological repository for used nuclear fuel. On February 14, 2002, the Secretary provided the formal recommendation to the President. In a February 2002 letter to Congress, the President expressed his support for the development of the Yucca Mountain site. The letter also affirmed the need for a permanent repository by supporting the need for nuclear power and its cost competitiveness, as well as acknowledging that successful completion of the repository program will redeem the clear Federal legal obligation set forth in the Nuclear Waste Policy Act. On April 8, 2002, the Nevada Governor announced the state’s official disapproval of the President’s recommendation. On May 8, 2002, the U.S. House of

Representatives endorsed the President’s recommendation to develop the Yucca Mountain site as the nation’s long-term geological repository for used nuclear fuel overriding the state of Nevada’s objections. On July 9, 2002, the U.S. Senate approved Yucca Mountain as such a repository. The President signed the resolution on July 23, 2002 which now clears the way for the U.S. Department of Energy to begin preparation of the application to the NRC for a license to design and build the repository.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Across the United States, electric industry restructuring progress has generally stalled subsequent to the California price and supply problems in early 2001. States that had restructured and implemented retail access before the California problems generally have not gone back to traditional regulation. Several states (Arkansas, Montana, New Mexico and Oklahoma) have delayed retail access or plan to implement limited retail access (Nevada and Oregon). Texas and Michigan implemented restructuring by offering retail access on January 1, 2002. FERC has come out strongly supporting large Regional Transmission Organizations (“RTOs”) which will affect the structure of the wholesale market. The timeline for restructuring and retail access has been stretched out, and it is uncertain when retail access will happen in Wisconsin. There are many federal bills on electric industry restructuring currently before the U.S. House and Senate. These bills are receiving some attention, but the direction is not clear as both the House and Senate do not appear to have developed a strong vision of where they want the industry to go. Major issues in industry restructuring are: deregulating existing generation, unbundling transmission and generation from distribution costs, implementing RTOs, and market power mitigation. This list of issues is not all-inclusive, nor do all items need to be accomplished by a “date-certain.” The Company continues to focus on infrastructure issues through Wisconsin Energy’s Power the Future growth strategy.

Restructuring in Wisconsin:    Electric utility revenues in Wisconsin are regulated by the PSCW. Due to many factors, including relatively competitive electric rates charged by the state’s electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focused in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

➢	Addition of new generating capacity in the state;

➢	Modifications to the regulatory process to facilitate development of merchant generating plants;

➢	Development of a regional independent electric transmission system operator;

➢	The previously described formation of a statewide transmission company, American Transmission Company LLC, which became operational January 1, 2001; and

➢	Improvements to existing and addition of new electric transmission lines in the state.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan:    Electric utility revenues are regulated by the MPSC. In June 2000, the Governor of Michigan signed the “Customer Choice and Electric Reliability Act” into law empowering the MPSC to implement electric retail access in Michigan. The new law provides that as of January 1, 2002 all Michigan retail customers of investor-owned utilities have the ability to choose their electric power producer. The Michigan Retail Access law was characterized by the Michigan Governor as “Choice for those who want it and protection for those who need it.”

As of January 1, 2002, Michigan retail customers of Wisconsin Electric were allowed to remain with their regulated utility at regulated rates or choose an alternative electric supplier to provide power supply service. Wisconsin Electric has maintained its generation capacity and distribution assets and provides regulated service as it has in the past. Wisconsin Electric continues providing distribution and customer service functions regardless of the customer’s power supplier.

Competition and customer switching to alternative suppliers in the Company’s service territory in Michigan has been limited. No alternate supplier activity has occurred in the Company’s service territory in Michigan, reflecting the small market area, the Company’s competitive regulated power supply prices and a lack of interest in general in the Upper Peninsula of Michigan as a market for alternative electric suppliers.

Restructuring in Illinois:    In 1999, the state of Illinois passed legislation that introduced retail electric choice for large customers and introduced choice for all retail customers in May 2002. This legislation has no material impact on Wisconsin Electric’s business. Wisconsin Electric has one wholesale customer in Illinois, the City of Geneva, whose contract is scheduled to expire on December 31, 2005.

Natural Gas Utility Industry

Restructuring in Wisconsin:    The PSCW has instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric is unable to predict the impact of potential future deregulation on the Company’s results of operations or financial position.

ACCOUNTING DEVELOPMENTS

New Pronouncements:    In January 2003, the Financial Accounting Standards Board authorized issuance of Interpretation 46, Consolidation of Variable Interest Entities. Interpretation 46, which is effective for interim periods beginning after June 15, 2003, which requires companies with variable interests in variable interest entities to evaluate whether they must consolidate these entities subject to the provisions included in Interpretation 46. The Interpretation must be applied to any existing interests in variable interest entities beginning in the third quarter of 2003. The Company does not expect to consolidate any existing interest in unconsolidated entities as a result of Interpretation 46. The Company expects to begin application of this Interpretation July 1, 2003.

CRITICAL ACCOUNTING POLICIES

Preparation of financial statements and related disclosures in compliance with generally accepted accounting principles (“GAAP”) requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions. In addition, the financial and operating environment also may have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied have not changed.

The following is a list of accounting policies that are most significant to the portrayal of Wisconsin Electric’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments.

Regulatory Accounting:    Wisconsin Electric operates under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the Company’s books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (“SFAS 71”), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. As of December 31, 2002, the Company had $458.5 million in regulatory assets and $157.5 million in regulatory liabilities. The Company continually reviews the applicability of SFAS 71 and has determined that it is currently appropriate to continue following SFAS 71. See “Note A—Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements for additional information.

Pension and Postretirement Plans:    The Company has significant pension and postretirement obligations and costs that are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates, expected return on plan assets and medical trend rates. Changes in these assumptions are primarily influenced by factors outside the Company’s control and can have a significant effect on the amounts reported in the financial statements.

Unbilled Revenues:    The Company records utility operating revenues when energy is delivered to its customers. However, the determination of energy sales to individual customers is based upon the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of their last meter reading are estimated and corresponding unbilled revenues are calculated. This unbilled revenue is estimated each month based upon actual generation and throughput volumes, recorded sales, estimated customer usage by class, weather factors, line losses and applicable customer rates.

Asset Retirement Obligations:    Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), which requires entities to recognize the estimated fair value of legal liabilities for asset retirements in the period in which they are incurred. SFAS 143 applies primarily to decommissioning costs for the Company’s Point Beach Nuclear Plant. Using a discounted future cash flow methodology, the Company estimated that its nuclear asset retirement obligation was approximately $673 million at January 1, 2003. Calculation of this asset retirement obligation is based upon projected decommissioning costs calculated by an independent decommissioning consulting firm as well as several significant assumptions including the timing of future cash flows, future inflation rates, the discount rate applied to future cash flows and an 85% probability of plant relicensing.

For additional information concerning adoption of SFAS 143 and the Company’s estimated nuclear asset retirement obligation, see “Note B—Recent Accounting Pronouncements” and “Note F—Nuclear Operations” in the Notes to Consolidated Financial Statements.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Electric. Such statements are based upon management’s current expectations and are subject to risks and uncertainties that could cause Wisconsin Electric’s actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “objective,” “plan,” “possible,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Electric’s actual results to differ materially from those contemplated in any forward-looking statements or otherwise affect its future results of operations and financial condition include, among others, the following:

➢	Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

➢	Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation;

recovery of costs associated with adoption of changed accounting standards; required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities; required approvals for new construction; changes in the United States Nuclear Regulatory Commission’s regulations related to Point Beach Nuclear Plant or a permanent repository for used nuclear fuel; changes in the United States Environmental Protection Agency’s regulations, as well as regulations from the Wisconsin or Michigan Departments of Natural Resources, including but not limited to, regulations relating to the release of carbon dioxide, sulfur dioxide, nitrogen oxide, small particulates or mercury; or the siting approval process for new generation and transmission facilities; changes in the regulations from the WDNR related to the siting approval process for new pipeline construction.

➢	Unexpected difficulties or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the WICOR merger.

➢	The changing electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

➢	Consolidation of the industry as a result of the combination and acquisition of utilities in the Midwest, nationally and globally.

➢	Changes in social attitudes regarding the utility and power industries.

➢	Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

➢	The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of litigation with insurance carriers to recover costs and expenses associated with the Giddings & Lewis Inc./City of West Allis lawsuit against Wisconsin Electric.

➢	Factors affecting the availability or cost of capital such as: changes in interest rates and other general capital market conditions; the Company’s capitalization structure; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

➢	Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; changes in the Price-Anderson Act; or changes in environmental laws and regulations.

➢	Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

➢	Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

➢	Factors which impede execution of Wisconsin Energy’s Power the Future strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals, local opposition to siting of new generating facilities and obtaining the investment capital from outside sources necessary to implement the strategy.

➢	Other business or investment considerations that may be disclosed from time to time in Wisconsin Electric’s Securities and Exchange Commission filings or in other publicly disseminated written documents.

Wisconsin Electric undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED INCOME STATEMENTS

Year Ended December 31

	2002	2001	2000
	(Millions of Dollars)
Operating Revenues
Electric	$1,884.6	$1,839.8	$1,763.4
Gas	389.8	457.1	399.7
Steam	21.5	21.8	21.9

Total Operating Revenues	2,295.9	2,318.7	2,185.0

Operating Expenses
Fuel and purchased power	493.9	509.7	497.7
Cost of gas sold	240.8	319.0	258.7
Other operation and maintenance	736.3	681.9	696.1
Depreciation, decommissioning and amortization	267.9	264.3	272.7
Property and revenue taxes	71.7	67.8	65.9

Total Operating Expenses	1,810.6	1,842.7	1,791.1

Operating Income	485.3	476.0	393.9
Other Income and Deductions
Interest income	2.1	13.2	4.0
AFUDC-equity	3.5	1.7	2.6
Equity in earnings of unconsolidated affiliates	20.4	20.6	—
Other	(1.7)	0.5	(16.4)

Total Other Income and Deductions	24.3	36.0	(9.8)

Financing Costs
Interest expense	94.9	109.7	117.5
AFUDC-debt	(2.2)	(0.8)	(1.3)

Total Financing Costs	92.7	108.9	116.2

Income Before Income Taxes	416.9	403.1	267.9
Income Taxes	157.7	156.6	103.2

Net Income	259.2	246.5	164.7
Preferred Stock Dividend Requirement	1.2	1.2	1.2

Earnings Available for Common Stockholder	$258.0	$245.3	$163.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

December 31

ASSETS

	2002	2001
	(Millions of Dollars)
Property, Plant and Equipment
Electric	$5,297.2	$5,064.4
Gas	623.5	596.2
Steam	68.5	66.0
Common	346.5	334.4
Other	31.0	17.2

	6,366.7	6,078.2
Accumulated depreciation	(3,344.0)	(3,208.5)

	3,022.7	2,869.7
Construction work in progress	188.8	163.3
Leased facilities, net	110.3	116.0
Nuclear fuel, net	63.2	73.6

Net Property, Plant and Equipment	3,385.0	3,222.6

Investments
Nuclear decommissioning trust fund	550.0	589.6
Investment in ATC	130.9	128.6
Other	6.3	15.1

Total Investments	687.2	733.3

Current Assets
Cash and cash equivalents	13.3	21.3
Accounts receivable, net of allowance for doubtful accounts of $30.2 and $22.7	246.6	236.1
Other accounts receivable	—	116.4
Accrued revenues	147.8	132.2
Materials, supplies and inventories	244.5	227.1
Prepayments	72.4	72.0
Deferred income taxes—current	38.3	—
Other	3.6	6.0

Total Current Assets	766.5	811.1

Deferred Charges and Other Assets
Deferred regulatory assets	458.5	287.4
Other	35.1	13.1

Total Deferred Charges and Other Assets	493.6	300.5

Total Assets	$5,332.3	$5,067.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

December 31

CAPITALIZATION AND LIABILITIES

	2002	2001
	(Millions of Dollars)
Capitalization (See Statements of Capitalization)
Common equity	$2,049.9	$1,980.1
Preferred stock	30.4	30.4
Long-term debt	1,432.4	1,420.5

Total Capitalization	3,512.7	3,431.0

Current Liabilities
Long-term debt currently due	27.0	282.7
Short-term debt	354.8	172.4
Accounts payable	193.6	213.6
Payroll and vacation accrued	62.1	52.3
Taxes accrued—income and other	110.1	72.5
Interest accrued	16.5	18.3
Deferred income taxes	—	6.8
Other	74.9	60.9

Total Current Liabilities	839.0	879.5

Deferred Credits and Other Liabilities
Deferred income taxes—long-term	430.5	399.0
Accumulated deferred investment tax credits	65.8	70.2
Deferred regulatory liabilities	157.5	141.4
Minimum pension liability	163.6	—
Other	163.2	146.4

Total Deferred Credits and Other Liabilities	980.6	757.0

Commitments and Contingencies (Note O)	—	—

Total Capitalization and Liabilities	$5,332.3	$5,067.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31

	2002	2001	2000
	(Millions of Dollars)
Operating Activities
Net income	$259.2	$246.5	$164.7
Reconciliation to cash
Depreciation, decommissioning and amortization	282.3	277.6	287.3
Nuclear fuel expense amortization	27.3	32.3	27.4
Equity in earnings of unconsolidated affiliate	(20.4)	(20.6)	—
Deferred income taxes and investment tax credits, net	(31.9)	(32.9)	(10.4)
Accrued income taxes, net	37.2	46.5	(3.3)
Change in—Accounts receivable and accrued revenues	(26.1)	17.0	(95.7)
Other accounts receivable	116.4	—	—
Inventories	(17.4)	(29.7)	(0.2)
Other current assets	2.0	27.0	31.1
Accounts payable	(20.0)	—	86.4
Other current liabilities	22.3	(48.2)	46.1
Other	25.4	21.6	39.3

Cash Provided by Operating Activities	656.3	537.1	572.7

Investing Activities
Capital expenditures	(365.7)	(377.0)	(352.5)
Return of investment from ATC	—	105.2	—
Nuclear fuel	(20.7)	(9.9)	(41.6)
Nuclear decommissioning funding	(17.6)	(17.6)	(17.6)
Other	(12.1)	(2.5)	(7.6)

Cash Used in Investing Activities	(416.1)	(301.8)	(419.3)

Financing Activities
Dividends paid on common stock	(179.6)	(130.0)	(178.6)
Dividends paid on preferred stock	(1.2)	(1.2)	(1.2)
Issuance of long-term debt	36.0	22.0	25.0
Retirement of long-term debt	(285.8)	(30.8)	(30.2)
Change in short-term debt	182.4	(84.6)	(7.7)

Cash Used in Financing Activities	(248.2)	(224.6)	(192.7)

Change in Cash and Cash Equivalents	(8.0)	10.7	(39.3)

Cash and Cash Equivalents at Beginning of Year	21.3	10.6	49.9

Cash and Cash Equivalents at End of Year	$13.3	$21.3	$10.6

Supplemental Information—Cash Paid For
Interest (net of amount capitalized)	$114.8	$131.7	$137.8
Income taxes (net of refunds)	$124.1	$142.1	$59.7

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CAPITALIZATION

December 31

		2002	2001
		(Millions of Dollars)
Common Equity (See Statements of Common Equity)
Common stock—$10 par value; authorized 65,000,000 shares; outstanding—33,289,327 shares		$333.9	$333.9
Other paid in capital		530.7	530.7
Retained earnings		1,194.9	1,116.5
Accumulated other comprehensive income (loss)		(8.6)	—

Total Common Equity		2,049.9	1,980.1

Preferred Stock
Six Per Cent. Preferred Stock—$100 par value; authorized 45,000 shares; outstanding—44,498 shares		4.4	4.4
Serial preferred stock—
$100 par value; authorized 2,286,500 shares; 3.60% Series redeemable at $101 per share; outstanding—260,000 shares		26.0	26.0
$25 par value; authorized 5,000,000 shares; none outstanding		—	—

Total Preferred Stock		30.4	30.4

Long-Term Debt
First mortgage bonds	7-1/4% due 2004	140.0	140.0
	7-1/8% due 2016	100.0	100.0
	6.85% due 2021	9.0	9.0
	7-3/4% due 2023	100.0	100.0
	7.05% due 2024	60.0	60.0
	9-1/8% due 2024	—	3.4
	8-3/8% due 2026	—	100.0
	7.70% due 2027	200.0	200.0

Debentures (unsecured)	6-5/8% due 2002	—	150.0
	6-5/8% due 2006	200.0	200.0
	9.47% due 2006	2.8	3.5
	8-1/4% due 2022	25.0	25.0
	6-1/2% due 2028	150.0	150.0
	6-7/8% due 2095	100.0	100.0

Notes (secured, nonrecourse)	2% stated rate due 2011	1.3	—

Notes (unsecured)	6.36% effective rate due 2006	4.8	6.0
	1.80% variable rate due 2006 (a)	1.0	1.0
	1.80% variable rate due 2015 (a)	17.4	17.4
	1.75% variable rate due 2016 (a)	67.0	67.0
	1.80% variable rate due 2030 (a)	80.0	80.0
Obligations under capital leases		218.2	211.4
Unamortized discount		(17.1)	(20.5)
Long-term debt currently due		(27.0)	(282.7)

Total Long-Term Debt		1,432.4	1,420.5

Total Capitalization		$3,512.7	$3,431.0

(a)	Variable interest rate as of December 31, 2002.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF COMMON EQUITY

	Common Stock	Other Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	(Millions of Dollars)
Balance—December 31, 1999	$332.9	$530.7	$1,017.3	$—	$1,880.9
Net income			164.7		164.7
Property dividend—common stock			(1.0)		(1.0)
Cash dividends
Common stock			(178.6)		(178.6)
Preferred stock			(1.2)		(1.2)

Balance—December 31, 2000	332.9	530.7	1,001.2	—	1,864.8
Net income			246.5		246.5
Other comprehensive income (loss)
Unrealized gain (loss) on derivatives qualified as hedges:
Unrealized losses due to cumulative effect of a change in accounting principle, net of tax				(5.1)	(5.1)
Reclassification adjustment for gains included in net income, net of tax				5.1	5.1

Comprehensive Income	—	—	246.5	—	246.5
Cash dividends
Common stock			(130.0)		(130.0)
Preferred stock			(1.2)		(1.2)

Balance—December 31, 2001	332.9	530.7	1,116.5	—	1,980.1
Net income			259.2		259.2
Other comprehensive income (loss)
Minimum pension liability				(8.1)	(8.1)
Unrealized hedging losses				(0.5)	(0.5)

Comprehensive Income (Loss)	—	—	259.2	(8.6)	250.6
Cash dividends
Common stock			(179.6)		(179.6)
Preferred stock			(1.2)		(1.2)

Balance—December 31, 2002	$332.9	$530.7	$1,194.9	($8.6)	$2,049.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:    Wisconsin Electric Power Company (“Wisconsin Electric” or the “Company”) a wholly-owned subsidiary of Wisconsin Energy Corporation (“Wisconsin Energy”), is an electric, gas and steam utility which services electric customers in Wisconsin and the Upper Peninsula of Michigan, gas customers in Wisconsin and steam customers in metro Milwaukee. Wisconsin Electric consolidates its wholly owned subsidiary Bostco LLC (“Bostco”). Bostco owns real estate properties that are eligible for historical rehabilitation tax credits with total assets of $31.1 million as of December 31, 2002.

On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. (“WICOR”) in a business combination that was accounted for as a purchase. WICOR was a diversified utility holding company with utility and non-utility energy subsidiaries, as well as pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company (“Wisconsin Gas”), the largest natural gas distribution public utility in Wisconsin, became subsidiaries of Wisconsin Energy. Wisconsin Energy has integrated the gas operations of Wisconsin Electric and Wisconsin Gas, as well as many corporate support areas. On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the Public Service Commission of Wisconsin (“PSCW”) for authority to transfer Wisconsin Electric’s gas utility assets together with certain identified liabilities associated with such assets. On December 4, 2001, Wisconsin Electric and Wisconsin Gas entered into a stipulation with the “PSCW” in which a Consent Order was issued by the PSCW providing for the withdrawal of the joint application. Wisconsin Energy continues to operate the gas business of Wisconsin Electric and Wisconsin Gas under the trade name “We Energies” as one operation to achieve operating efficiencies and improved reliability.

All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

Reclassifications:    Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income.

Revenues:    Energy revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

Wisconsin Electric’s rates include base amounts for estimated fuel and purchased power costs. The Company can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the PSCW and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric’s retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs.

Property and Depreciation:    Utility property, plant and equipment is recorded at cost. Cost includes material, labor, overhead and allowance for funds used during construction. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property, together with removal cost less salvage value, is charged to accumulated depreciation when property is retired.

Capitalized software costs are included in the caption “Property, Plant and Equipment” on the Consolidated Balance Sheets. As of December 31, 2002 and 2001, capitalized software costs totaled $50.5 million and $61.1 million, respectively.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 4.5% in 2002, 4.6% in 2001, and 4.5% in 2000. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note F).

Other property, plant and equipment is recorded at cost. Cost includes material, labor, overhead and capitalized interest. Additions to and significant replacements of property are charged to property, plant and equipment at cost;

minor items are charged to maintenance expense. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in “Other Income and Deductions—Other” in the Consolidated Income Statements.

Depreciation expense is accrued at straight-line rates over the estimated useful lives of the assets. Estimated useful lives are 2 to 5 years for software.

Allowance For Funds Used During Construction:    Allowance for funds used during construction (“AFUDC”) is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders’ capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. In the Consolidated Income Statements, the cost of borrowed funds (AFUDC-debt) is shown as an offset to interest expense and the return on stockholders’ capital (AFUDC-equity) is an item of other income.

As approved by the PSCW, Wisconsin Electric capitalized AFUDC-debt and equity at the following rates during the periods indicated:

➢ September 1, 2000—continuing	10.18%

➢ June 1, 1998—August 31, 2000	10.21%

Prior to August 31, 2000, based on PSCW authorization, Wisconsin Electric accrued AFUDC on 50% of all construction work in progress. In a rate order dated August 30, 2000, the PSCW authorized the Company to accrue AFUDC on all electric utility nitrogen oxide (NOx) remediation construction work in progress at a rate of 10.18%, and provided a full current return on electric safety and reliability construction work in progress so that no AFUDC accrual is required on such projects. In addition, the August 2000 PSCW order provided a current return on half of other utility construction work in progress and authorized AFUDC accruals on the remaining 50% of these projects.

Materials, Supplies and Inventories:    Inventory at December 31 consists of:

Materials, Supplies and Inventories	2002	2001
	(Millions of Dollars)
Fossil Fuel	$124.3	$101.8
Natural Gas in Storage	37.4	43.7
Materials and Supplies	82.8	81.6

Total	$244.5	$227.1

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are priced using the weighted-average method of accounting.

Regulatory Accounting:    The Company accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities). As of December 31, 2002, the Company had approximately $20.0 million of regulatory assets that were not earning a return. All regulatory assets have been deferred pursuant to specific rate orders, or by a generic order issued by the Company’s primary regulator. Regulatory assets are expected to be recovered in rates over a period of no longer than 20 years.

Deferred regulatory assets and liabilities at December 31 consist of:

Deferred Regulatory Assets and Liabilities	2002	2001
	(Millions of Dollars)
Deferred Regulatory Assets
Unrecognized pension costs (See Note K)	$135.8	$ —
Deferred income tax related (See Note E)	138.4	142.7
Deferred transmission costs	62.5	22.3
Other plant related — capital lease (See Note G)	47.2	39.0
Environmental costs	44.0	41.2
Department of Energy assessments	13.3	15.9
Lightweight aggregate plant	12.2	16.8
Deferred nuclear costs	1.2	4.7
Other, net	3.9	4.8

Total Deferred Regulatory Assets	$458.5	$287.4

Deferred Regulatory Liabilities
Deferred income tax related (See Note E)	$97.5	$103.9
Tax and interest refunds	20.7	9.9
NOx escrow	11.9	8.6
Other, net	27.4	19.0

Total Deferred Regulatory Liabilities	$157.5	$141.4

As of December 31, 2002, the Company recorded a minimum pension liability of $163.6 million to reflect the funded status of its pension plans. The Company has concluded that $135.8 million of the unrecognized pension costs which arose from recording the minimum pension liability under SFAS 87 qualifies as a regulatory asset, with $8.1 million after tax reported as a charge to other comprehensive income.

During 2000, the PSCW authorized Wisconsin Electric to defer with a carrying cost accrual incremental start-up costs and transmission operations costs in excess of transmission costs being recovered in existing rates related to creation of American Transmission Company (“ATC”). These deferred charges increased during 2001 and 2002 reflecting the incremental costs of receiving transmission service from ATC compared to recovery in the Company’s base rates. In October 2002, the PSCW authorized a transmission surcharge and escrow accounting to provide recovery of the prior deferred transmission charges plus future incremental transmission charges.

Wisconsin Electric directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the PSCW, Wisconsin Electric capitalized certain conservation program costs prior to 1995. Utility rates approved by the PSCW provide for a current return on these conservation investments. Included in Investments on the Consolidated Balance Sheet at December 31, 2002 and 2001 are conservation investments of $6.0 million and $11.6 million, respectively, which are amortized to income based upon PSCW order.

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000, to a deferred regulatory asset account, which is being amortized over the five year period ending December 31, 2005.

Income Taxes:    Wisconsin Electric is included in Wisconsin Energy’s consolidated Federal income tax return. As such, Wisconsin Energy allocates Federal current tax expense or credits to Wisconsin Electric based on its separate tax computation.

Investment tax credits related to regulated utility assets are recorded as a deferred credit on the balance sheet and amortized to income over the applicable service lives of related properties in accordance with regulatory treatment. Historical rehabilitation credits are reported in income in the year claimed.

Derivative Financial Instruments:    The Company has derivative physical and financial instruments as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), however use of financial instruments is limited and was immaterial during the years ended December 31, 2002, 2001 and 2000. For further information, see Note I.

Statement of Cash Flows:    Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restrictions:    Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will materially affect its operations.

Investments:    Investments in affiliated companies in which the Company has a controlling financial interest are consolidated. Investments in other affiliated companies in which the Company does not maintain control are accounted for using the equity method.

Nuclear Fuel Amortization:    The Company leases nuclear fuel and amortizes it to fuel expense as the power is generated, generally over a period of 60 months.

Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B — RECENT ACCOUNTING PRONOUNCEMENTS

Asset Retirement Obligations:    In June 2001, the Financial Accounting Standards Board issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143, which is effective January 1, 2003, requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded beginning in 2003, the entity will capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company adopted SFAS 143 effective January 1, 2003.

The Company has completed a detailed assessment of the specific applicability and implications of SFAS 143. The scope of SFAS 143 includes primarily decommissioning costs for the Point Beach Nuclear Plant (“Point Beach”). It also applies to a smaller extent to several other utility assets including: active ash landfills, water treatment basins, removal of certain coal handling equipment and water intake facilities located on lakebeds, and the dismantlement of certain hydro facilities. Other than for Point Beach, the Company’s asset retirement obligations as of January 1, 2003 will not be significant. As it relates to regulated operations, the Company believes that adoption of SFAS 143 results primarily in timing differences in the recognition of legal asset retirement costs that the Company is currently recovering in rates and will be deferring such differences under SFAS 71 (See Note A).

Prior to January 2003, the Company recorded nuclear decommissioning charges in Accumulated Depreciation. Upon adoption of SFAS 143, the Company will reverse the $550 million it had previously recorded in Accumulated Depreciation, and it will record a liability of approximately $673 million, and a net asset of approximately $30 million. The difference between amounts previously recorded and the net SFAS 143 liability will be deferred as a regulatory asset and is expected to approximate $93 million. The asset retirement obligations for active ash landfills, water treatment basins and the removal of certain coal handling equipment and water intake facilities located on lakebeds cannot be reasonably estimated due to an indeterminate life for the associated assets. The time period until retirement is unknown at the current time and therefore no liability was recorded for these obligations with the adoption of SFAS 143.

The regulated operations of the Company also collect removal costs in rates for certain assets that do not have associated legal asset retirement obligations. As of December 31, 2002, the Company estimates that it has approximately $400 million of such regulatory liabilities recorded in Accumulated Depreciation.

Variable Interest Entities:    In January 2003, the Financial Accounting Standards Board issued Interpretation 46, Consolidation of Variable Interest Entities. This standard will require an enterprise that is the primary beneficiary of a variable interest entity to consolidate that entity. The Interpretation must be applied to any existing interests in variable interest entities beginning in the third quarter of 2003. The Company does not expect to consolidate any existing interest in unconsolidated entities as a result of Interpretation 46.

C — AMERICAN TRANSMISSION COMPANY

Effective January 1, 2001, Wisconsin Electric transferred its electric utility transmission system assets with a net book value of approximately $224.1 million to American Transmission Company LLC (“ATC”) in exchange for an equity interest in this new company. No gain or loss was recorded in this transaction. During 2001, ATC issued debt and distributed $105.2 million of cash back to Wisconsin Electric as a partial return of the original equity contribution. As of December 31, 2002, the Company had an equity interest of approximately 37% in ATC. Wisconsin Electric is represented by one out of fourteen board members, each of which has one vote. Due to the voting requirements, no individual member has more than 8% of the voting control. The Company accounts for its investment under the equity method.

D — CHARGES

During the fourth quarter of 2000, the Company recorded one-time charges totaling $43.9 million after tax. Of this, $34.3 million related to severance and employee benefits and merger-related items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 170 employees received severance benefits under severance agreements and enhanced retirement initiatives. The Company has paid all of the anticipated expenses as of December 31, 2002. No other adjustments were made to the reserves. The Company made a contribution of $9.6 million after tax in 2000 to the Wisconsin Energy Foundation to assist it in becoming self-funding.

E — INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company’s financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Tax credits associated with regulated operations are deferred and amortized over the life of the assets. Historical rehabilitation tax credits are recognized in income in the year the credit is claimed.

The following table is a summary of income tax expense for each of the years ended December 31:

Income Tax Expense	2002	2001	2000
	(Millions of Dollars)
Current tax expense	$189.7	$189.5	$113.6
Deferred income taxes, net	(27.5)	(28.4)	(5.9)
Investment tax credit, net	(4.5)	(4.5)	(4.5)

Total Income Tax Expense	$157.7	$156.6	$103.2

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

	2002		2001		2000
Income Tax Expense	Amount	Effective Tax Rate	Amount	Effective Tax Rate	Amount	Effective Tax Rate
	(Millions of Dollars)
Expected tax at statutory federal tax rates	$145.9	35.0%	$141.0	35.0%	$93.8	35.0%
State income taxes net of federal tax benefit	20.2	4.8%	20.7	5.1%	14.4	5.4%
Investment tax credit restored	(4.5)	(1.0%)	(4.5)	(1.1%)	(4.5)	(1.7%)
Historical rehabilitation credit	(2.5)	(0.6%)	—	—	—	—
Other, net	(1.4)	(0.4%)	(0.6)	(0.2%)	(0.5)	(0.2%)

Total Income Tax Expense	$157.7	37.8%	$156.6	38.8%	$103.2	38.5%

The components of SFAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

	Current Assets (Liabilities)		Long-Term Liabilities (Assets)
Deferred Income Taxes	2002	2001	2002	2001
	(Millions of Dollars)
Property-related	$ —	$ —	$607.8	$568.8
Construction advances	—	—	(75.7)	(69.8)
Decommissioning trust	—	—	(59.0)	(55.0)
Contested liability payment	(2.4)	(44.5)	—	—
Recoverable gas costs	2.3	(0.5)	—	—
Uncollectible account expense	9.1	7.9	—	—
Employee benefits and compensation	10.7	10.4	(37.5)	(30.6)
Asset impairment charge	10.8	10.8	—	—
Other	7.8	9.1	(5.1)	(14.4)

Total Deferred Income Taxes	$38.3	($6.8)	$430.5	$399.0

Wisconsin Electric has also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A).

F — NUCLEAR OPERATIONS

Point Beach Nuclear Plant:    Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach in Two Rivers, Wisconsin. Point Beach is operated by Nuclear Management Company, a company that, as of December 31, 2002, provides services to nine nuclear generating units in the Midwest. Nuclear Management Company is owned by the Company and the affiliates of four other unaffiliated investor-owned utilities in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

Nuclear Insurance:    The Price-Anderson Act, as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.4 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.2 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited (“NEIL”), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric’s maximum retrospective liability under its policies is $13.2 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric’s maximum retrospective liability under this policy is $10.5 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning:    Nuclear decommissioning costs are accrued over the expected service lives of the nuclear generating units and are included in electric rates. Decommissioning expense was $17.6 million for each of the years ended 2002, 2001 and 2000. As of December 31, 2002, and 2001, the Company had the following Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

	2002	2001
	(Millions of Dollars)
Funding and Realized Earnings	$458.6	$434.8
Unrealized Gains	91.4	154.8

Total	$550.0	$589.6

In Accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric’s debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

The Company records decommissioning expense in amounts equal to the amounts collected in rates and funded to the external trusts. As of December 31, 2002 and 2001, the Company had accumulated provisions for decommissioning expense of $550.0 million and $589.6 million, respectively. Such amounts were included on the consolidated balance sheets under Accumulated Depreciation.

Beginning January 1, 2003, the Company adopted SFAS 143 Accounting for Asset Retirement Obligations. Under SFAS 143, the Company recorded a liability on its balance sheet for the net present value of the expected cash flows associated with the Company’s legal obligation to decommission its nuclear plants. The Company estimates that this liability was approximately $673 million as of January 1, 2003. Under SFAS 71, Accounting for the Effects of Certain Types of Regulation, the Company recorded a regulatory asset for the amounts that the Asset Retirement Obligation liability exceeded amounts collected in rates. The Company estimates that this regulatory asset was approximately $93 million as of January 1, 2003. In the future, if the SFAS 143 liability is less than the amounts funded, then the Company would expect to record a regulatory liability for the difference based on the expected rate treatment from its primary regulator.

The asset retirement liability as calculated under SFAS 143 is based on several significant assumptions including the timing of future cash flows, future inflation rates, the extent of work that is performed and the interest rate to discount the future cash flows. These assumptions differ significantly from the assumptions used by the PSCW to calculate the nuclear decommissioning liability for funding purposes. Under SFAS 143, the Company estimated an 85% probability of plant relicensing based strictly on industry averages. The Company has not made a decision to apply for relicensing.

In 2002, the Company engaged a consultant to perform a site specific study for regulatory funding purposes. This study assumed that the plants would not run past their current operating licenses of 2010 and 2013, respectively, and the study made several assumptions as to the scope of work. The study also estimated the liability for fuel management costs and non-nuclear demolition costs. These costs are excluded from the calculation of the SFAS 143 liability. The 2002 site specific study estimated that the cost to decommission the plant in 2002 year dollars was approximately $1,072 million.

The following table reconciles the regulatory funding liability with the anticipated SFAS 143 liability as of January 1, 2003:

(Millions of Dollars)
SFAS 143 liability	$673
Costs included in regulatory funding
Fuel management costs	151
Non-nuclear demolition	88
Timing of future cash flows	160

Total regulatory funding liability	$1,072

The ultimate timing and amount of future cash flows associated with nuclear decommissioning is dependent upon many significant variables including the scope of work involved, the ability to relicense the plants, future inflation rates and discount rates. However, based on the current plant licenses, the Company does not expect to make any nuclear decommissioning expenditures in excess of $1.0 million before the year 2009.

Decontamination and Decommissioning Fund:    The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund (“D&D Fund”) for the United States Department of Energy’s nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2002, Wisconsin Electric recorded its remaining estimated liability equal to projected special assessments of $10.7 million. A deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next five years ending in 2007.

G — LONG-TERM DEBT

First Mortgage Bonds, Debentures and Notes:    At December 31, 2002, the maturities and sinking fund requirements through 2007 and thereafter for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

(Millions of Dollars)
2003	$1.9
2004	141.9
2005	1.9
2006	203.0
2007	0.3
Thereafter	909.3

Total	$1,258.3

Sinking fund requirements for the years 2003 through 2007, included in the preceding table, are $8.0 million. Substantially all of Wisconsin Electric’s utility plant is subject to a first mortgage lien.

Long-term debt premium or discount and expense of issuance are amortized over the lives of the debt issues and included as interest expense.

In January 2002, the Company redeemed $100 million of 8-3/8% first mortgage bonds due 2026 and $3.4 million of 9-1/8% first mortgage bonds due 2024. Early redemption of this long-term debt was financed through the issuance of short-term commercial paper.

Obligations Under Capital Leases:    In 1997, Wisconsin Electric entered into a 25-year power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-based cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric accounts for this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant’s electric generating facilities. The leased facility is being amortized on a straight-line basis over the original 25-year term of the contract.

The long-term power purchase contract is treated as an operating lease for rate-making purposes and the minimum lease payments are recorded as purchased power expense on the Consolidated Income Statements. Such payments totaled $22.3 million, $21.5 million and $21.0 million during 2002, 2001 and 2000, respectively. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs under capital lease accounting are recorded as a deferred regulatory asset—other plant related — capital lease (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust (“Trust”) which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense as the power is generated, generally over a period of 60 months. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust’s commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $1.9 million, $3.3 million and $3.9 million during 2002, 2001 and 2000, respectively.

Following is a summary of Wisconsin Electric’s capitalized leased facilities and nuclear fuel at December 31.

Capital Lease Assets	2002	2001
	(Millions of Dollars)
Leased Facilities
Long-term purchase power commitment	$140.3	$140.3
Accumulated amortization	(30.0)	(24.3)

Total Leased Facilities	$110.3	$116.0

Nuclear Fuel
Under capital lease	$118.4	$127.5
Accumulated amortization	(63.7)	(80.0)
In process/stock	8.5	26.1

Total Nuclear Fuel	$63.2	$73.6

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2002 are as follows:

Capital Lease Obligations	Purchase Power Commitment	Nuclear Fuel Lease	Total
	(Millions of Dollars)
2003	$28.0	$28.1	$56.1
2004	29.0	17.9	46.9
2005	30.1	12.9	43.0
2006	31.2	5.2	36.4
2007	32.4	2.3	34.7
Thereafter	437.5	—	437.5

Total Minimum Lease Payments	588.2	66.4	654.6
Less: Estimated Executory Costs	(123.1)	—	(123.1)

Net Minimum Lease Payments	465.1	66.4	531.5
Less: Interest	(307.6)	(5.7)	(313.3)

Present Value of Net Minimum Lease Payments	157.5	60.7	218.2
Less: Due Currently	—	(25.1)	(25.1)

	$157.5	$35.6	$193.1

H — SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

Short-Term Debt	2002		2001
	Balance	Interest Rate	Balance	Interest Rate
	(Millions of Dollars)
Banks and Other	$73.1	2.59%	$60.9	1.90%
Commercial paper	281.7	1.38%	111.5	1.87%

Total Short-Term Debt	$354.8	1.63%	$172.4	1.88%

On December 31, 2002, Wisconsin Electric had approximately $230 million of available unused lines of bank back-up credit facilities on a consolidated basis. The Company had approximately $354.8 million of total consolidated short-term debt outstanding on such date.

Wisconsin Electric has entered into a bank back-up credit agreement to maintain short-term credit liquidity which, among other terms, require the companies to maintain a minimum total funded debt to capitalization ratio of less than 65%.

I — DERIVATIVE INSTRUMENTS

Effective January 1, 2001 the Company adopted SFAS 133, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Wisconsin Electric had a limited number of physical commodity contracts that are defined as derivatives under SFAS 133 and that qualify for cash flow hedge accounting. These cash flow hedging instruments are comprised of electric forward contracts which are used to manage the supply of and demand for electricity and gas futures and basis swap contracts utilized to manage the cost of gas for the utility’s gas operations. The adoption of SFAS 133 on January 1, 2001 required the fair market values of these derivative instruments to be recorded as assets and liabilities on the balance sheet and a cumulative effect of a change in accounting principle in Accumulated Other Comprehensive Income. The impact of this transition as of January 1, 2001, was a $5.1 million reduction in Accumulated Other Comprehensive Income which was reclassified into earnings during 2001.

For Wisconsin Electric’s gas operation, changes in the fair market values of cash flow hedging instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in Accumulated Other Comprehensive Income. At the date the underlying transaction occurs, the amounts in Accumulated Other Comprehensive Income will be reported in earnings. The ineffective portion of the derivative’s change in fair value will be recorded as a regulatory asset or liability immediately as these transactions are part of the purchased gas adjustment.

For the years ended December 31, 2002 and 2001, the amount of hedge ineffectiveness was immaterial. Wisconsin Electric did not exclude any components of derivative gains or losses from the assessment of hedge effectiveness. The maximum length of time over which Wisconsin Electric is hedging its exposure to the variability in future cash flows of forecasted transactions as of December 31, 2002, was seven months. Wisconsin Electric estimates that losses of $0.5 million will be reclassified from Accumulated Other Comprehensive Income into earnings during the first seven months of 2003 as the hedged transactions affect earnings.

During the third quarter of 2002, Wisconsin Electric’s regulated electric operations received approval from the PSCW to establish regulatory asset and liabilities in accordance with SFAS 71 to offset the effects of fair market value accounting for any electric-related contracts that qualify as derivatives under SFAS 133.

J — FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Electric’s recorded financial instruments at December 31 are as follows:

Financial Instruments	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Millions of Dollars)
Nuclear decommissioning trust fund	$550.0	$550.0	$589.6	$589.6
Preferred stock, no redemption required	$30.4	$17.5	$30.4	$16.7
Long-term debt including current portion	$1,258.3	$1,302.1	$1,512.3	$1,549.6

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short term nature of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note F). The fair values of Wisconsin Electric’s preferred stock are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Electric’s long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company’s bond rating and the present value of future cash flows. The fair values of gas commodity instruments are equal to their carrying values as of December 31, 2002.

K — BENEFITS

Pensions and Other Postretirement Benefits:    The Company and Wisconsin Energy provide defined benefit pension and other postretirement benefit plans to employees. In 2002, the assets and obligations of the Company’s defined benefit pension plan were transferred from the Company to Wisconsin Energy. Additionally, two of the defined benefit plans sponsored by Wisconsin Gas were merged into the Wisconsin Energy Plan. The Wisconsin

Energy Plan provides pension benefits to employees of Wisconsin Energy, the Company and other subsidiaries of Wisconsin Energy.

Wisconsin Energy allocates the service cost component of pension costs to participating companies based on labor dollars. The assets, obligations and the components of SFAS 87 pension costs other than service cost (including the minimum pension liability) are allocated by the Company’s actuary to each of the participating companies as if each participating company had its own plan. The disclosures below are based on an allocation of the amounts for the Wisconsin Energy Plan to the Company.

The status of these plans, including a reconciliation of qualified and unqualified benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

Status of Benefit Plans	Pension Benefits		Other Postretirement Benefits
	2002	2001	2002	2001
	(Millions of Dollars)
Change in Benefit Obligation
Benefit Obligation at January 1	$806.2	$773.5	$205.3	$173.4
Service cost	18.3	18.5	7.5	6.2
Interest cost	56.7	57.0	15.3	13.6
Plan participants’ contributions	—	—	6.9	5.8
Plan amendments	0.1	—	—	—
Actuarial loss	28.6	14.9	39.8	21.9
Benefits paid	(58.7)	(57.7)	(17.2)	(15.6)

Benefit Obligation at December 31	$851.2	$806.2	$257.6	$205.3

Change in Plan Assets
Fair Value at January 1	$756.4	$873.2	$81.0	$79.4
Actual (loss) on plan assets	(91.2)	(60.3)	(5.1)	(0.1)
Employer contributions	3.1	1.2	13.0	11.5
Plan participants’ contributions	—	—	6.9	5.8
Benefits paid	(58.7)	(57.7)	(17.2)	(15.6)

Fair Value at December 31	$609.6	$756.4	$78.6	$81.0

Funded Status of Plans
Funded status at December 31	($241.6)	($49.8)	($179.0)	($124.3)
Unrecognized
Net actuarial loss (gain)	203.2	18.4	92.1	44.1
Prior service cost	22.9	26.2	0.2	0.3
Net transition (asset) obligation	(4.5)	(6.8)	15.4	16.8

Net Asset (Accrued Benefit Cost)	($20.0)	($12.0)	($71.3)	($63.1)

Amounts recognized in the Balance Sheet consist of:
Prepaid benefit cost	$13.5	$12.3	$0.1	$0.1
Accrued benefit cost	(28.5)	(24.3)	(71.4)	(63.2)
Additional minimum liability	(163.6)	—	—	—
Intangible asset	22.8	—	—	—
Regulatory asset (See Note A)	135.8	—	—	—

Net amount recognized at end of year	($20.0)	($12.0)	($71.3)	($63.1)

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

Benefit Plan Cost Components	Pension Benefits			Other Postretirement Benefits
	2002	2001	2000	2002	2001	2000
	(Millions of Dollars)
Net Periodic Benefit Cost (Income)
Service cost	$18.3	$18.5	$14.4	$7.5	$6.2	$4.2
Interest cost	56.7	57.0	55.3	15.3	13.6	14.4
Expected return on plan assets	(68.2)	(71.3)	(68.4)	(6.8)	(6.8)	(7.0)
Amortization of:
Transition (asset) obligation	(2.2)	(2.2)	(2.2)	1.5	1.5	4.6
Prior service cost	3.4	3.3	3.9	—	0.1	0.1
Actuarial loss (gain)	3.1	0.9	0.5	3.7	1.5	(0.2)
Terminations/curtailment	—	—	1.2	—	—	8.8

Net Periodic Benefit Cost (Income)	$11.1	$6.2	$4.7	$21.2	$16.1	$24.9

Weighted-Average Assumptions
Discount rate	6.75	7.25	7.5	6.75	7.25	7.5
Expected return on plan assets	9.0	9.0	9.0	9.0	9.0	9.0
Rate of compensation increase	4.0 to	4.5 to	4.5 to	4.0 to	4.5 to	4.5 to
	5.0	5.0	5.0	5.0	5.0	5.0

Pension Plans:    As of December 31, 2002, approximately 71% of plan assets are invested in equity securities, and the balance of plan assets are invested in corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

Open window benefits were offered in 2000 to certain participants in the Wisconsin Electric Retirement Account Plan for Non-Union Employees. This benefit enhancement resulted in a one-time SFAS 88 cost of $0.7 million.

Other Postretirement Benefits Plans:    The Company uses Employees’ Benefit Trusts to fund a major portion of other postretirement benefits. The majority of the trusts’ assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with SFAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric.

In 2000, the benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a “negative” plan amendment and a “plan curtailment.”

The assumed health care cost trend rate for 2003 is at 10% for all plan participants decreasing gradually to 5% in 2008 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(Millions of Dollars)
Effect on
Postretirement benefit obligation	$22.2	($19.9)
Total of service and interest cost components	$2.6	($2.3)

Savings Plans:    Wisconsin Electric sponsors savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $8.3 million, $8.3 million and $9.0 million during 2002, 2001 and 2000, respectively.

L — GUARANTEES

Wisconsin Electric enters into various guarantees to provide financial and performance assurance to third parties. As of December 31, 2002 the Company had the following guarantees:

	Maximum Potential Future Payments	Outstanding at Dec 31, 2002	Liability Recorded at Dec 31, 2002
	(Millions of Dollars)
Wisconsin Electric Guarantees (a)	$274.9	$—	$—

(a)	None of the guarantees have been recorded as a liability at December 31, 2002.

Wisconsin Electric guarantees support the commercial paper and line of credit borrowings for the Wisconsin Electric Fuel Trust (See Note G). Wisconsin Electric guarantees the potential retrospective premiums that could be assessed under the Wisconsin Electric’s nuclear insurance program (See Note F).

Postemployment benefits:    Postemployment benefits provided to former or inactive employees are recognized when an event occurs. As of December 31, 2002, the Company has recorded an estimated liability, based on an accrual analysis, of $6.4 million.

M — SEGMENT REPORTING

Wisconsin Electric, a wholly-owned subsidiary of Wisconsin Energy Corporation, has organized its operating segments according to how it is currently regulated. Wisconsin Electric’s reportable operating segments include electric, natural gas and steam utility segments. The accounting policies of the reportable operating segments are the same as those described in Note A.

The electric utility engages in the generation, distribution and sale of electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas in three service areas in southeastern, east central and northern Wisconsin. The steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee, Wisconsin area.

Summarized financial information concerning Wisconsin Electric’s reportable operating segments for each of the years ended December 31, 2002, 2001 and 2000, is shown in the following table.

	Reportable Operating Segments
Year Ended	Electric	Gas	Steam	Other (a)	Total
	(Millions of Dollars)
December 31, 2002
Operating Revenues (b)	$1,884.6	$389.8	$21.5	$ —	$2,295.9
Depreciation, Decommissioning and Amortization	$230.0	$34.6	$3.3	$ —	$267.9
Operating Income (c)	$453.3	$33.5	($1.5)	$ —	$485.3
Equity in Earnings of Unconsolidated Affiliates	$20.4	$ —	$ —	$ —	$20.4
Capital Expenditures	$312.3	$34.7	$1.6	$17.1	$365.7
Total Assets (d)	$4,499.8	$499.3	$48.2	$285.0	$5,332.3

December 31, 2001
Operating Revenues (b)	$1,839.8	$457.1	$21.8	$ —	$2,318.7
Depreciation, Decommissioning and Amortization	$231.7	$29.3	$3.3	$ —	$264.3
Operating Income (c)	$446.2	$28.6	$1.2	$ —	$476.0
Equity in Earnings of Unconsolidated Affiliates	$20.6	$ —	$ —	$ —	$20.6
Capital Expenditures	$324.4	$34.5	$3.1	$15.0	$377.0
Total Assets (d)	$4,265.6	$499.8	$48.6	$253.5	$5,067.5

December 31, 2000
Operating Revenues (b)	$1,763.4	$399.7	$21.9	$ —	$2,185.0
Depreciation, Decommissioning and Amortization	$239.5	$30.0	$3.2	$ —	$272.7
Operating Income (c)	$368.9	$23.2	$1.8	$ —	$393.9
Capital Expenditures	$318.9	$32.1	$1.2	$0.3	$352.5
Total Assets (d)	$4,163.1	$445.3	$48.0	$368.7	$5,025.1

(a)	Other includes primarily other non-utility property and investments, materials and supplies and deferred charges.

(b)	Wisconsin Electric accounts for intersegment revenues at a tariff rate established by the PSCW. Intersegment revenues are not material.

(c)	Interest income and interest expense are not included in segment operating income.

(d)	Common utility plant is allocated to electric, gas and steam to determine segment assets (see Note A).

N — RELATED PARTIES

American Transmission Company (“ATC”):    The Company has approximately a 37% interest in ATC, a regional transmission company established in 2000 under Wisconsin legislation. During 2002 and 2001, the Company paid ATC $85.1 million and $71.0 million, respectively, for transmission services. The Company also provides a variety of operational, maintenance and project management work for ATC, which are reimbursed to the Company by ATC.

Other:    Managerial, financial, accounting, legal, data processing and other services may be rendered between associated companies and are billed in accordance with service agreements approved by the PSCW. The Company had a net receivable from associated companies of approximately $19.1 million as of December 31, 2002.

O — COMMITMENTS AND CONTINGENCIES

Capital Expenditures:    Certain commitments have been made in connection with 2003 capital expenditures. During 2003, total capital expenditures are estimated to be approximately $340 million.

Operating Leases:    The Company enters into long-term purchase power contracts to meet a portion of its anticipated increase in future electric energy supply needs. These contracts expire at various times through 2013. Certain of these contracts were deemed to qualify as operating leases.

Future minimum payments for the next five years and thereafter for these contracts are as follows:

(Millions of Dollars)
2003	$33.6
2004	38.4
2005	38.6
2006	38.8
2007	39.0
Thereafter	88.2

Total	$276.6

Giddings & Lewis, Inc./City of West Allis Lawsuit:    During 2002, Wisconsin Electric entered into Settlement Agreements and Releases with Giddings & Lewis Inc. and Kearney & Trecker Corporation (now a part of Giddings & Lewis) and the City of West Allis, thereby ending all remaining litigation in this lawsuit. Under the Settlement Agreements and Releases, Wisconsin Electric paid $17.3 million as full and final settlement of all damage claims against Wisconsin Electric. These settlements resulted in a 2002 charge of approximately $10.6 million for Wisconsin Electric. The Settlement Agreements were determined to be in the mutual best interests of the settling parties in order to avoid the burden, inconvenience and expense of continued litigation between the parties and does not constitute an admission of liability or wrongdoing by Wisconsin Electric with respect to any released claims.

On September 25, 2002, Wisconsin Electric filed a lawsuit against its insurance carriers to recover those costs and expenses associated with this matter covered by insurance. Wisconsin Electric intends to fully pursue any and all rights of recovery against its carriers under the applicable insurance policies.

As previously reported, in July 1999, a Milwaukee County Circuit Court jury had issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis, Kearney & Trecker, and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites owned by the plaintiffs in West Allis, Wisconsin. In September 2001, the Wisconsin Court of Appeals reversed the $100 million punitive damage judgment in its entirety, ordering a new trial on the issue of punitive damages only. In January 2002, the Wisconsin Supreme Court denied petitions for further review and ordered the Circuit Court to retry the issue of punitive damages. After contested hearings on April 8, 2002, the plaintiffs returned to Wisconsin Electric $117.7 million, consisting of the portion of the paid judgment pertaining to punitive damages and interest accrued on that amount. The new trial was scheduled to commence on October 21, 2002.

On August 21, 2000 and September 29, 2000, two shareholders, who had made prior demands upon Wisconsin Energy and Wisconsin Electric to initiate a shareholder derivative suit against certain officers, directors, employees and agents as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of Wisconsin Energy shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy determined after investigation that a derivative proceeding was not in the Company’s best interests. The Company agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The Court granted preliminary approval of the settlement agreement on October 29, 2001, and authorized sending notice of the settlement to the shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002, at which time the Court gave final approval to the settlement and dismissed the cases. The settlement did not have a significant impact on financial position or results of operations.

Environmental Matters:    The Company periodically reviews its exposure for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company’s financial position or results of operations.

During 2000, the Company expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. The Company has performed a preliminary assessment of twenty-three sites, including twelve manufactured gas plant sites previously used by Wisconsin Electric, and eleven coal ash disposal/landfill sites used by Wisconsin Electric, as discussed below. The Company is working with the Wisconsin Department of Natural Resources in its investigation and remediation planning. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites:    The Company has completed remediation at three former manufactured gas plant sites, with remediation at additional sites currently being completed. Other sites are being investigated or monitored. The Company estimates that the future costs for detailed site investigation and future remediation costs may range from $25-$40 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2002, the Company has established reserves of $25.0 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including Wisconsin Electric, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for such costs to be recovered in rates over five years. As such, the Company has recorded a regulatory asset for remediation costs.

Ash Landfill Sites:    Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in Company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of monitoring or adjusting. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the fuel costs of Wisconsin Electric. During 2002, 2001 and 2000, the Company incurred $2.1 million, $1.2 million and $2.9 million, respectively, in coal-ash remediation expenses.

As a result of the Cooperative Agreement, an innovative regulatory agreement signed with the Wisconsin Department of Natural Resources in February 2001, the Company is now able to recover fly-ash from its landfills and mix it with coal for combustion at Pleasant Prairie Power Plant. In this way, the carbon left in the ash is recovered as “ash fuel” and the resulting fly-ash produced is a high value product sold as a replacement for cement.

EPA Information Requests:    Wisconsin Electric received a request for information from the United States Environmental Protection Agency (“U.S. EPA”) regional offices pursuant to Section 114(a) of the Clean Air Act, in December 2000 and a supplemental request in December 2002. These requests seek information relating to operations of the Company’s power plants. Wisconsin Electric submitted information responsive to the December 2000 request and is in the process of submitting information responsive to the supplemental request. These information requests are similar to those issued by the U.S. EPA to numerous electric utility companies over the past two years. The Company will continue to cooperate with the U.S. EPA on these matters. At this time, Wisconsin Energy cannot predict whether the U.S. EPA will allege past violations that might subject the Company to fines or penalties.

[DELOITTE & TOUCHE GRAPHIC]

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Wisconsin Electric Power Company:

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Wisconsin Electric Power Company and subsidiary as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Wisconsin Electric Power Company as of December 31, 2001, and for the year then ended, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 5, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wisconsin Electric Power Company and subsidiary at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin

February 7, 2003

The following report is a copy of a report previously issued by Arthur Andersen LLP in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. This opinion has not been reissued by Arthur Andersen LLP.

[ARTHUR ANDERSEN GRAPHIC]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Wisconsin Electric Power Company:

We have audited the accompanying balance sheet and statement of capitalization of Wisconsin Electric Power Company as of December 31, 2001, and the related statements of income, common equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Electric Power Company as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    ARTHUR ANDERSEN LLP

Arthur Andersen LLP

Milwaukee, Wisconsin

February 5, 2002

[PRICEWATERHOUSECOOPERS GRAPHIC]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholder of Wisconsin Electric Power Company

In our opinion, the statements of income, of common equity and of cash flows for the year ended December 31, 2000 present fairly, in all material respects, the results of operations and cash flows of Wisconsin Electric Power Company for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 6, 2001

MARKET FOR REGISTRANT’S COMMON

EQUITY AND RELATED STOCKHOLDER MATTERS

Dividends declared on Wisconsin Electric’s common stock during the two most recent fiscal years are set forth below. Dividends were paid entirely in cash. Dividends were paid to Wisconsin Electric’s sole common stockholder, Wisconsin Energy Corporation. There is no established public trading market for the Company’s common stock.

Quarter	2002	2001
	(Millions of Dollars)
First	$44.9	$32.5
Second	44.9	32.5
Third	44.9	32.5
Fourth	44.9	32.5

Total	$179.6	$130.0

Subject to any regulatory restriction or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy.

BUSINESS OF THE COMPANY

Wisconsin Electric Power Company is an electric, gas and steam utility which was incorporated in the state of Wisconsin in 1896. Wisconsin Electric’s operations are conducted in the following three segments.

Electric Operations:    Wisconsin Electric’s electric operations generate, distribute and sell electric energy to over 1,056,000 customers in Wisconsin and in the Upper Peninsula of Michigan. On January 1, 2001, Wisconsin Electric, together with Edison Sault Electric Company, an affiliated electric utility, and with other unaffiliated Wisconsin utilities, transferred its electric transmission assets to American Transmission Company LLC in return for a proportionate ownership interest in this new company.

Gas Operations:    Wisconsin Electric’s gas operations purchase, distribute and sell natural gas to retail customers and transports customer-owned gas to approximately 420,500 customers in three distinct service areas in Wisconsin. In April 2002, Wisconsin Electric and Wisconsin Gas Company, an affiliated gas utility, began doing business under the trade name “We Energies”.

Steam Operations:    Wisconsin Electric’s steam operations generate, distribute and sell steam supplied by its Valley and Milwaukee County Power Plants. Steam is used by approximately 470 customers in the metropolitan Milwaukee area for space heating and processing, hot water and humidification.

For additional financial information about Wisconsin Electric’s operating segments, see “Note M – Segment Reporting” in the Notes to Consolidated Financial Statements.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The information under “Election of Directors” in Wisconsin Electric’s definitive Information Statement dated March 12, 2003, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The figures in parenthesis indicate age and years of service with Wisconsin Electric as of December 31, 2002.

Richard A. Abdoo (58; 27)

Chairman of the Board and Chief Executive Officer

Charles R. Cole (56; 3)

Senior Vice President

Stephen P. Dickson (42; 2)

Controller

Paul Donovan (55; 3)

Executive Vice President and Chief Financial Officer

Richard R. Grigg (54; 32)

President and Chief Operating Officer

Larry Salustro (55; 5)

Senior Vice President and General Counsel

3520-IS-03